                                                                    EXHIBIT 10.1



                          VALASSIS COMMUNICATIONS, INC.

                                CREDIT AGREEMENT


                          DATED AS OF NOVEMBER 16, 1998
















                                                                  EXECUTION COPY
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                                TABLE OF CONTENTS

1.       DEFINITIONS....................................................................1

2.       REVOLVING CREDIT..............................................................19
         2.1      Revolving Credit Commitment..........................................19
         2.2      Accrual of Interest and Maturity.....................................19
         2.3      Requests for Revolving Credit Advances and Requests for Refundings
                  and Conversions of Revolving Credit Advances.........................19
         2.4      Disbursement of Revolving Credit Advances............................20
         2.5      Prime-based Advance in Absence of Election or Upon Default...........22
         2.6      Facility Fee.........................................................22
         2.7      Reduction of Indebtedness; Revolving Credit Aggregate Commitment.....22
         2.8      Application of Advances..............................................22
         2.9      Extension of Revolving Credit Maturity Date..........................22
         2.10     Optional Reduction or Termination of Revolving Credit
                  Aggregate Commitment.................................................23
         2.11     Optional Increase in Revolving Credit Aggregate Commitment...........24

3.       LETTERS OF CREDIT.............................................................26
         3.1      Letters of Credit....................................................26
         3.2      Conditions to Issuance...............................................26
         3.3      Notice...............................................................28
         3.4      Letter of Credit Fees................................................28
         3.5      Issuance Fees........................................................29
         3.6      Draws and Demands for Payment Under Letters of Credit................29
         3.7      Obligations Irrevocable..............................................30
         3.8      Risk Under Letters of Credit.........................................31
         3.9      Indemnification......................................................32
         3.10     Right of Reimbursement...............................................33

4.       SWING LINE CREDIT.............................................................33
         4.1      Swing Line Commitment................................................33
         4.2      Accrual of Interest; Margin Adjustments..............................34
         4.3      Requests for Swing Line Advances.....................................34
         4.4      Disbursement of Swing Line Advances..................................35
         4.5      Refunding of or Participation Interest in Swing Line Advances........35

5.       MARGIN AND FEE ADJUSTMENTS; INTEREST PAYMENTS.................................37
         5.1      Margin and Fee Adjustments...........................................37
         5.2      Prime-based Interest Payments........................................37
         5.3      Eurocurrency-based Interest Payments.................................37
         5.4      Quoted Rate Interest Payments........................................37


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
         5.5      Interest Payments on Conversions.....................................38
         5.6      Interest on Default..................................................38
         5.7      Prepayment...........................................................38

6.       CONDITIONS....................................................................38
         6.1      Execution of Notes and this Agreement................................38
         6.2      Corporate Authority..................................................39
         6.3      Licenses, Permits, Etc...............................................39
         6.4      Representations and Warranties.......................................39
         6.5      Opinion of Counsel...................................................39
         6.6      No Default; No Material Adverse Change...............................39
         6.7      Company's Certificate................................................39
         6.8      Other Documents and Instruments......................................40
         6.9      Continuing Conditions................................................40

7.       REPRESENTATIONS AND WARRANTIES................................................40
         7.1      Corporate Authority..................................................40
         7.2      Due Authorization - Company..........................................40
         7.3      Encumbrances.........................................................41
         7.4      Capital Stock; Shareholders; Subsidiaries............................41
         7.5      Investments in Non-Subsidiaries......................................41
         7.6      Taxes................................................................41
         7.7      No Defaults..........................................................42
         7.8      Enforceability of Agreement and Loan Documents.......................42
         7.9      Compliance with Laws.................................................42
         7.10     Non-contravention....................................................42
         7.11     No Litigation........................................................42
         7.12     Consents, Approvals and Filings, Etc.................................42
         7.13     Agreements Affecting Financial Condition.............................43
         7.14     No Investment Company or Margin Stock................................43
         7.15     ERISA................................................................43
         7.16     Conditions Affecting Business or Properties..........................43
         7.17     Environmental and Safety Matters.....................................43
         7.18     Accuracy of Information..............................................44
         7.19     Foreign Employee Benefit Plans.......................................45
         7.20     Labor Relations......................................................45
         7.21     Solvency.............................................................45
         7.22     Year 2000............................................................46

8.       AFFIRMATIVE COVENANTS.........................................................46
         8.1      Preservation of Existence, Etc.......................................46
         8.2      Keeping of Books.....................................................46
         8.3      Reporting Requirements...............................................46


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
         8.4      Fixed Charge Coverage Ratio..........................................47
         8.5      Funded Debt to EBITDA Ratio..........................................47
         8.6      Taxes................................................................48
         8.7      Inspections..........................................................48
         8.8      Compliance with Leases...............................................48
         8.9      Governmental and Other Approvals.....................................48
         8.10     Insurance............................................................48
         8.11     Compliance with Laws.................................................48
         8.12     Compliance with ERISA................................................49
         8.13     ERISA Notices........................................................49
         8.14     Foreign Employee Benefit Plans.......................................49
         8.15     Notices re Other Debt................................................49
         8.16     Rating Change........................................................50
         8.17     Year 2000 Requirement................................................50

9.       NEGATIVE COVENANTS............................................................50
         9.1      Capital Structure and Redemptions....................................50
         9.2      Business Purposes....................................................50
         9.3      Mergers or Dispositions..............................................50
         9.4      Indebtedness.........................................................50
         9.5      Liens................................................................51
         9.6      Acquisitions.........................................................52
         9.7      Dividends............................................................52
         9.8      Investments..........................................................52
         9.9      Accounts Receivable..................................................53
         9.10     Transactions with Affiliates.........................................53
         9.11     Permitted Subordinated Debt..........................................53
         9.12     Sale and Leaseback...................................................53
         9.13     Corporate Documents..................................................53
         9.14     Fiscal Year..........................................................54
         9.15     Senior Notes.........................................................54
         9.16     Maximum Subsidiary Investment Amount.................................54

10.      DEFAULTS......................................................................54
         10.1     Events of Default....................................................54
         10.2     Exercise of Remedies.................................................56
         10.3     Rights Cumulative....................................................56
         10.4     Waiver by Company of Certain Laws....................................56
         10.5     Waiver of Defaults...................................................56
         10.6     Set Off..............................................................57

11.      PAYMENTS, RECOVERIES AND COLLECTIONS..........................................57
         11.1     Payment Procedure....................................................57


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
         11.2     Pro-rata Recovery....................................................58
         11.3     Deposits and Accounts................................................59

12.      CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS..............................59
         12.1     Reimbursement of Prepayment Costs....................................59
         12.2     Agent's Eurocurrency Lending Office..................................60
         12.3     Circumstances Affecting Eurocurrency-based Rate Availability.........60
         12.4     Laws Affecting Eurocurrency-based Advance Availability...............60
         12.5     Increased Cost of Eurocurrency-based Advances........................61
         12.6     Other Increased Costs................................................61

13.      AGENT.........................................................................62
         13.1     Appointment of Agent.................................................62
         13.2     Deposit Account with Agent...........................................62
         13.3     Scope of Agent's Duties..............................................62
         13.4     Successor Agent......................................................63
         13.5     Loans by Agent.......................................................64
         13.6     Credit Decisions.....................................................64
         13.7     Agent's Fees.........................................................64
         13.8     Authority of Agent to Enforce Notes and This Agreement...............64
         13.9     Indemnification......................................................64
         13.10    Knowledge of Default.................................................65
         13.11    Agent's Authorization; Action by Banks...............................65
         13.12    Enforcement Actions by the Agent.....................................65

14.      MISCELLANEOUS.................................................................66
         14.1     Accounting Principles................................................66
         14.2     Consent to Jurisdiction..............................................66
         14.3     Law of Michigan......................................................66
         14.4     Interest.............................................................66
         14.5     Closing Costs and Other Costs; Indemnification.......................66
         14.6     Notices..............................................................68
         14.7     Further Action.......................................................68
         14.8     Successors and Assigns; Participations; Assignments..................68
         14.9     Indulgence...........................................................71
         14.10    Counterparts.........................................................71
         14.11    Amendment and Waiver.................................................71
         14.12    Taxes and Fees.......................................................72
         14.13    Confidentiality......................................................72
         14.14    Withholding Taxes....................................................72
         14.15    Power of Attorney....................................................73
         14.16    WAIVER OF JURY TRIAL.................................................74
         14.17    Complete Agreement; Conflicts........................................74


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
         14.18    Severability.........................................................74
         14.19    Table of Contents and Headings.......................................74
         14.20    Construction of Certain Provisions...................................74
         14.21    Independence of Covenants............................................75
         14.22    Reliance on and Survival of Various Provisions.......................75
         14.23    Effective Upon Execution.............................................75
         14.24    Payment of Fees......................................................75


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                                TABLE OF CONTENTS
                                   (Continued)
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                                TABLE OF CONTENTS
                                   (Continued)


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                                TABLE OF CONTENTS
                                   (Continued)

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                                TABLE OF CONTENTS
                                   (Continued)


EXHIBITS

     A.       BORROWING BASE AND COVENANT COMPLIANCE REPORT

     B.       REVOLVING CREDIT NOTE

     C.       PERCENTAGES

     D.       REQUEST FOR REVOLVING CREDIT ADVANCE

     E.       REQUEST FOR SWING LINE ADVANCE

     F.       SWING LINE NOTE

     G.       LETTER OF CREDIT NOTICE

     H.       FORM OF SWING LINE LOAN PARTICIPATION CERTIFICATE

     I.       NEW BANK ADDENDUM

     J.       FORM OF ASSIGNMENT

SCHEDULES

     1.1      Pricing Matrix
     1.2      Additional Permitted Encumbrances
     7.4      Subsidiaries
     7.5      Joint Ventures
     7.9      Compliance with Laws
     7.11     Litigation
     7.15     Pension Plans
     7.17     Environmental Matters
     7.18     Contingent Obligations
     9.4      Existing Debt
     9.8      Additional Permitted Investments



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
                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT ("Agreement") is made as of the 16th day of November, 1998, by and among Comerica Bank and the other financial institutions from time to time parties hereto as lenders of the Revolving Credit (individually, a "Revolving Credit Bank", and collectively the "Revolving Credit Banks"), Comerica Bank, as lender of the Swing Line Credit ("Swing Line Bank" and together with Revolving Credit Banks, collectively referred to as the "Banks"), Comerica Bank, as agent for the Banks (in such capacity, "Agent"), and Valassis Communications, Inc., a Delaware corporation ("Company").

         COMPANY, AGENT AND BANKS AGREE:

         1.       DEFINITIONS

         For the purposes of this Agreement the following terms will have the following meanings:

         "Account Party(ies)" shall mean, with respect to any Letter of Credit, the account party or parties (which shall be Company) named in an application to the Agent for the issuance of such Letter of Credit.

         "Advance(s)" shall mean Revolving Credit Advance(s) and Swing Line Advance(s).

         "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agent" shall mean Comerica Bank, in its capacity as agent hereunder, or any successor agent appointed in accordance with Section 13.4 hereof.

         "Agent's Fees" shall mean those agency and other fees and expenses required to be paid by Company to Agent under Section 13.7 hereof.

         "Alternate Base Rate" shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one half of one percent (1/2%).

         "Applicable Facility Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate the Facility Fee due and payable hereunder, determined

(based on the Company's Funded Debt to EBITDA Ratio) by reference to the appropriate columns in the pricing matrix attached to this Agreement as SCHEDULE 1.1.

         "Applicable L/C Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate the Letter of Credit Fees due and payable hereunder, determined (based on the Company's Funded Debt to EBITDA Ratio) by reference to the appropriate columns in the pricing matrix attached to this Agreement as SCHEDULE 1.1.

         "Applicable Interest Rate" shall mean (i) in respect of a Revolving Credit Advance, the Eurocurrency-based Rate or the Prime-based Rate, applicable to such Advance (in the case of a Eurocurrency-based Advance, for the relevant Interest Period), and (ii) in respect of a Swing Line Advance, the Prime-based Rate or the Quoted Rate applicable to such Advance for the relevant Interest Period, in either case as selected by Company from time to time subject to the terms and conditions of this Agreement.

         "Banks" shall mean Comerica Bank and such other financial institutions from time to time hereto as lenders which shall include the Revolving Credit Banks and the Swing Line Bank and any assignee which becomes a Bank pursuant to
Section 14.8 hereof.

         "Business Day" shall mean (i) with respect to Eurocurrency-based Advances, any day on which commercial banks are open for domestic business in Detroit, London and New York and (ii) in all other instances, any day on which commercial banks are open for domestic business in Detroit and New York.

         "Capitalized Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

         "Capital Expenditures" shall mean for any period of determination, without duplication, any amounts paid or accrued during such period which in accordance with GAAP would be classified as capital expenditures on a balance sheet.

         "Change of Ownership or Control" shall mean an event or series of events by which (i) any Person or Persons acting in concert, who as of the date hereof does not have the power to elect a majority of the Board of Directors of Company, acquires the power to vote sufficient number of shares of voting stock of Company to enable such Person to elect a majority of the Board of Directors of Company; or (ii) with respect to each Subsidiary, Company shall own, directly or indirectly, less than 51% of the issued and outstanding capital stock of such Subsidiary unless such change in ownership is the result of a Permitted Merger.

         "Consolidated" or "Consolidating" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated or Consolidating financial statements or data of Company includes consolidation with its Subsidiaries in accordance with GAAP.

         "Core Business" shall mean (i) with respect to Company and its Subsidiaries (other than VCI Properties, Inc.), sales promotion and related activities and (ii) with respect to VCI Properties, Inc., leasing and subleasing real property located at 52 Vanderbilt Avenue, New York, New York.

         "Covenant Compliance Report" shall mean the report to be furnished by Company to the Agent, in the form of attached EXHIBIT "A" and certified by a Responsible Officer of Company pursuant to Section 8.3 hereof in which report Company shall set forth, among other things, detailed calculations and the resultant ratios or financial tests with respect to the covenants contained in Sections 8.4, 8.5, 9.1, 9.7, 9.11 and 9.15 of this Agreement.

         "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities on a balance sheet of such Person in accordance with GAAP; provided, however that for purposes of calculating the aggregate Debt of Company and its Subsidiaries, the direct and indirect and absolute and contingent obligations of Company and its Subsidiaries (whether direct or contingent) shall be determined without duplication.

         "De Minimis Matters" shall mean environmental or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         "Default" shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

         "Dollar" or "Dollars" and the sign "$" shall mean lawful money of the United States of America.

         "EBITDA" shall mean, for any period of determination, on a Consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period of (i) Net Income, plus (ii) the amount deducted in determining Net Income representing amortization expense of assets, plus (iii) Interest Expense, plus (iv) the amount deducted in determining Net Income representing all income taxes, plus (v) the amount deducted in determining Net Income representing depreciation of assets, plus (vi) extraordinary losses (and any unusual losses arising in or outside of the ordinary course of business not included in extraordinary losses determined in accordance with GAAP which have been included in the determination of Net Income) minus (vii) extraordinary gains (and any unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with GAAP which have been included in the determination of Net Income).

         "Equity Interest" means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

         "ERISA Affiliate" shall mean (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Company; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Company; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

         "Eurocurrency-based Advance" shall mean a Revolving Credit Advance which bears interest at the Eurocurrency-based Rate.

         "Eurocurrency-based Rate" shall mean, with respect to any Eurocurrency-Interest Period, the per annum interest rate which is equal to the sum of the Margin plus the quotient of:

         (A) the per annum interest rate at which Dollar deposits are offered to Agent's Eurocurrency Lending Office by other prime banks in the Eurocurrency market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

         (B) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurocurrency-Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to Eurocurrency funding (currently referred to as "eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, all as conclusively determined (absent manifest error) by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

         "Eurocurrency-Interest Period" shall mean the Interest Period applicable to a Eurocurrency-based Advance.

         "Eurocurrency Lending Office" shall mean, (a) with respect to the Agent, Agent's office located at Grand Cayman, British West Indies or such other branch or branches of Agent, domestic or foreign, as it may hereafter designate as a Eurocurrency Lending Office by notice to Company and the Banks, and (b) as to each of the Banks, its office, branch or Affiliate located at its address set forth on the signature pages hereof (or identified thereon as a Eurocurrency Lending Office), or at such other office, branch or Affiliate of such Bank as it may hereafter designate as its Eurocurrency Lending Office by notice to Company and Agent.

         "Event of Default" shall mean each of the Events of Default specified in Section 10.1 hereof.

         "Existing Senior Indentures" shall mean the Indenture between Company (as successor by merger to Valassis Inserts, Inc.) and The Bank of New York, Trustee, dated as of March 15, 1992, and the Indenture between Company and The Bank of New York, as Trustee, dated as of November 15, 1994, pursuant to which the Senior Notes were issued, as such Indentures may be amended, restated, supplemented or replaced from time to time.

         "Existing Senior Notes" shall mean the $120,000,000 principal amount of Company's Senior Notes due 1999, issued on March 15, 1992 pursuant to the Existing Senior Indenture dated as of such date and the $255,000,000 principal amount of Company's Senior Notes due 2003, issued on November 28, 1994 pursuant to the Existing Senior Indenture dated as of November 15, 1994.

         "Facility Fee" shall mean the fee payable by Company to Agent for distribution to the Banks based on their respective Percentages under Section
2.6 hereof.

         "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

         "Fees" shall mean the Facility Fee, the Letter of Credit Fees, the Agent's Fees and the other fees and charges payable by Company to the Banks or Agent hereunder.

         "Financial Statements" shall mean all consolidated balance sheets, statements of cash flows, statements of operations and other financial data (whether of the Company, the Subsidiaries or otherwise) which have been furnished by the Company or its public accountants to the Agent or the Banks for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby.

         "Fixed Charge Coverage Ratio" shall mean as of any date of determination, a ratio (i) the numerator of which shall be the sum of the amounts of (a) EBITDA for the four-quarter period ending on such date, minus (b) Company's and the Subsidiaries' Capital Expenditures for such period (minus Capital Expenditures permitted under Section 9.4(g) hereof), and (ii) the denominator of which shall be the sum of the amount of (a) Interest Expense for such period, plus (b) dividends, excluding dividends to Company or any Subsidiary, accrued or paid (without duplication) during such period, all as determined on a Consolidated basis.

         "Foreign Employee Benefit Plan" shall mean any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of Company, any of its Subsidiaries or any of its ERISA Affiliates and is not covered by ERISA pursuant to ERISA Section 4(b)(4).

         "Foreign Pension Plan" shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA which is maintained or contributed to for the benefit of the employees of Company, any of its Subsidiaries or any of its ERISA Affiliates and is not covered by ERISA pursuant to ERISA Section 4(b)(4).

         "Funded Debt" shall mean as of any date of determination interest bearing Debt of a Person, including without limitation, with respect to Company, the Indebtedness, the Permitted Senior Debt and the Permitted Subordinated Debt, and with respect to any Person, all letter of credit obligations and guarantees by such Person of interest-bearing Debt; provided, however, that for purposes of calculating the aggregate Funded Debt of Company and its Subsidiaries, the direct and indirect and absolute and contingent obligations of Company and its Subsidiaries (whether direct or contingent) shall be determined without duplication.

         "Funded Debt to EBITDA Ratio" shall mean as of any date of determination, a ratio, the numerator of which shall equal Funded Debt of Company and its Subsidiaries as of such date and the denominator of which shall equal EBITDA for the four quarter period ending on such date.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof, consistently applied, subject to the provisions of Section 14.1 hereof.

         "Governmental Obligations" means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

         "Gross-up" shall have the meaning set forth in Section 11.1(d) hereof.

         "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Hazardous Material Laws.

         "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, provincial, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to hazardous material or toxic or dangerous waste, substances or material on or about any facilities owned, leased or operated by Company or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any state and local laws and regulations pertaining to such material and/or asbestos; any so-called "superfund" or "superlien" law; and any other federal, state, provincial, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

         "Hereof", "hereto", "hereunder" and similar terms shall refer to this Agreement in its entirety and not to any particular paragraph or provision of this Agreement.

         "Indebtedness" shall mean all indebtedness and liabilities (including without limitation interest, fees and other charges) arising under this Agreement or the other Loan Documents, whether direct or indirect, absolute or contingent, of Company to the Banks or to the Agent, in any manner and at any time, whether evidenced by the Notes or arising under any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by Company to, or acquired by, the Banks or by Agent, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing.

        "Indentures" shall mean the Senior Indentures and the Subordinated Indenture.

         "Insolvency Proceeding" shall mean with respect to any Person any of the following events: (i) a creditor's committee shall have been appointed for the business of such Person, (ii) such Person shall have made a general assignment for the benefit of creditors, (iii) such Person shall have been adjudicated bankrupt, (iv) such Person shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall have failed to pay its debts generally as such debts became due in the ordinary course of business or is the subject of an involuntary petition in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (v) such Person shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets, (vi) a receiver shall have been appointed for any property or assets of such Person,
(vii) an order shall have been entered approving a petition for reorganization of such Person or (viii) such Person shall take any action authorizing or in furtherance of any of the actions described in this definition.

         "Intangible Assets" shall mean with respect to any Person, assets of such Person having no physical existence and that, in conformity with GAAP, should be classified as intangible assets, including, without limitation, patents, patent rights, trademarks, trade names, copyrights, franchises, licenses, customer lists, organizational expenses and goodwill.

         "Interest Expense" shall mean for any period, total interest expense, whether paid or accrued (including the interest component of Capitalized Leases), and all commissions, fees and discounts with respect to letters of credit and other Funded Debt of Company and its Subsidiaries on a Consolidated basis, but excluding interest expense not payable in cash (including amortization of discount), all as determined in accordance with GAAP.

         "Interest Period" shall mean (i) with respect to a Eurocurrency-based Advance, one (1), two (2), three (3) or six (6) months (or any lesser or greater period of time agreed to in advance by Company, Agent and the Banks) as selected by Company pursuant to Section 2.3 hereof, provided, however, that any Eurocurrency-Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month and (ii) with respect to a Swing Line Advance, a period of one (1) to thirty (30) days agreed to in advance by Company and Swing Line Bank as selected by Company pursuant to Section 4.3 hereof. Each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, and no Interest Period which would end after the Revolving Credit Maturity Date shall be permitted with respect to any Advance.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

         "Investment" shall mean, as of any date of determination, any loan or advance by Company or any of its Subsidiaries to, or any other loan, advance or investment by Company or any of its Subsidiaries in, any Person (including without limitation, any Subsidiary of Company or any Joint Venture), whether such loan, advance or investment shall be in the nature of an investment in shares of stock or other capital or securities, general or limited partnership or joint venture interests, evidences of indebtedness or otherwise. The amount of any Investment, as of any date of determination, shall be the aggregate original principal or capital amount thereof less all returns of principal or equity thereon as of such date (and otherwise without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time such Investment was made.

         "Issuing Office" shall mean Agent's office located at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48275 or such other office as Agent shall designate as its Issuing Office.

         "Joint Venture" shall mean any corporation, partnership, association, joint stock company, business trust or other combined enterprise, other than a Subsidiary, in which (or to which) the Company or any of its Subsidiaries has made a loan, investment or advance or has an ownership stake or interest, whether in the nature of an equity capital interest or otherwise.

         "Letter(s) of Credit" shall mean any standby or documentary letters of credit issued by Agent at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

         "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Agent of an Account Party or Account Parties requesting Agent to issue such Letter of Credit, as amended, replaced, supplemented or restated from time to time.

         "Letter of Credit Fees" shall mean the fees payable to Agent for the accounts of the Banks in connection with Letters of Credit pursuant to Section
3.4 hereof.

         "Letter of Credit Maximum Amount" shall mean as of any date of determination Ten Million Dollars ($10,000,000).

         "Letter of Credit Obligation(s)" shall mean the obligation of an Account Party or Account Parties under each Letter of Credit Agreement to reimburse the Agent for each payment made by the Agent under the Letter of Credit issued pursuant to such Letter of Credit Agreement, together with all other sums, fees, charges and amounts which may be owing to the Agent under such Letter of Credit Agreement.

         "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Agent in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

         "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, financing statement or comparable notice or other filing or recording, lessor's or lessee's interest under any lease, subordination or any claim or right, or any other type of lien, charge, encumbrance, preferential or priority arrangement or other claim or right, whether based on common law or statute.

         "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Letter of Credit Documents, the Letters of Credit, and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, as such documents may be amended, replaced, supplemented or restated from time to time.

         "Majority Banks" shall mean at any time the Banks holding not less than sixty six and two thirds percent (66%) of the sum of the aggregate principal amount of the Indebtedness then outstanding under the Notes (or, if no Indebtedness is then outstanding, the Banks holding not less than sixty six and two thirds percent (66%) of the Revolving Credit Aggregate Commitment); provided, however, that for purposes of determining Majority Banks hereunder, Indebtedness outstanding under the Swing Line Note shall be allocated among the Banks based on their respective Percentages; provided, further, however, that in the event any of the Banks (a "Non-Advancing Bank") shall have failed to fund its Percentage of any Advance requested by Company which such Non-Advancing Bank is obligated to fund under the terms of this Agreement and such failure to fund has not been cured, then for so long as such failure continues, "Majority Banks" shall mean the Banks (excluding all Non-Advancing Banks) holding not less than sixty six and two thirds percent (66%) of the aggregate Percentage of Banks (excluding all Non-Advancing Banks).

         "Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin component of the Eurocurrency-based Rate, determined in accordance with the provisions of Section 5.1 hereof (based on Company's Funded Debt to EBITDA Ratio) by reference to the appropriate columns in the pricing matrix attached to this Agreement as SCHEDULE 1.1.

         "Material Adverse Effect"shall mean a material adverse effect on (a) the business or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, the Notes or any other Loan Document, or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

         "Maximum Subsidiary Investment Amount" shall mean (i) the sum of (A) all cash Investments by Company now existing or hereafter made, or which the Company is under a contract obligation to make, in any Subsidiary or Joint Venture, (B) the amount of any guaranty obligations whether now existing or hereafter incurred by Company in respect of obligations of any Subsidiary or Joint Venture and (C) the fair market value of all assets of Company hereafter contributed or sold to any Subsidiary or Joint Venture, minus (ii) any cash dividends (but not intercompany loans) received by Company in respect of the capital stock of its Subsidiaries after the date hereof. For purposes of this definition, the amount of any Investment, as of any date of determination, shall be the aggregate original principal or capital amount thereof less all returns of principal or equity thereon as of such date (and otherwise without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time such Investment was made.

         "Moody's" shall mean Moody's Investors Service, Inc. or any successor thereto.

         "Moody's Rating" shall mean for any day, the rating of Company's senior long-term unsecured and non-credit enhanced debt by Moody's in effect at 11:00 a.m. Detroit time on such day.

         "Net Income" shall mean for any period, the net earnings (or loss) after taxes of Company and its Subsidiaries on a Consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

         "New Bank Addendum" shall mean an addendum, substantially in the form of EXHIBIT "I" hereto, to be executed and delivered by each Bank becoming a party to this Agreement pursuant to Section 2.11 hereof.

         "Notes" shall mean the Revolving Credit Notes and the Swing Line Note.

         "Pension Plan(s)" shall mean all employee pension benefit plans of Company or its Subsidiaries, as defined in Section 3(2) of ERISA.

         "Percentage" shall mean, with respect to any Bank, its percentage share, as set forth on EXHIBIT "C", hereto, of the Revolving Credit and its risk participation in Letters of Credit, as such Exhibit may be revised from time to time by Agent in accordance with Section 2.11 or 14.9(c) hereof.

         "Permitted Acquisitions" shall mean any acquisition by the Company or any Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person or fifty one percent (51%) or more of the shares of stock or other ownership interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

               (i) each such stock acquisition shall, under GAAP, be required to be consolidated by Company, and not treated by Company or any of its Subsidiaries as an equity investment;

              (ii) on the date of any such acquisition, all necessary governmental, quasi-governmental, agency, regulatory or similar approvals of applicable jurisdictions (or the respective agencies, instrumentalities or political subdivisions, as applicable, of such jurisdictions) and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition have been obtained and are in effect, and Company and its Subsidiaries are in full compliance thereunder, and all necessary declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other person have been made;

             (iii) if a stock acquisition, the acquisition target must be principally engaged in a Core Business and, if an asset acquisition, the assets so acquired must be used by Company or such Subsidiary in a Core Business, and in either case, the acquisition target must not be the subject of an Insolvency Proceeding;

              (iv) if a stock acquisition, the acquisition shall have been approved by the Board of Directors of the acquisition target or all of the shareholders whose stock is being acquired of such acquisition target not later than the date any Request for Revolving Credit Advance or Request for Swing Line Advance is delivered to Bank in connection with an Advance to be used to pay all or a portion of the acquisition consideration and as of such date, no claim or challenge has been asserted or threatened by any shareholder, director, officer or employee of the acquisition target or by any other person which would reasonably be expected to have a Material Adverse Effect;

               (v) not less than ten (10) Business Days prior to the date of such acquisition, the Company provides to Agent written notice of the proposed acquisition together with (i) Pro Forma Projected Financial Information and (ii) a Covenant Compliance Report (which is prepared after giving effect to such acquisition); and

              (vi) both immediately before and immediately after such acquisition, no Default or Event of Default (whether or not related to such acquisition) has occurred and is continuing under this Agreement or any of the other Loan Documents as evidenced by a certificate of an authorized officer of Company.

         "Permitted Encumbrances" shall mean, with respect to any Person:

                  (a) the liens and encumbrances, if any, granted under or established by this Agreement or the other Loan Documents;

                  (b) liens for taxes, assessments and other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that such provision for the payment of all such taxes known to such Person has been made on the books of such Person as may be required by GAAP;

                  (c) mechanics', materialmen's, carriers', warehousemen's and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any levy, execution or other enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

                  (d) liens arising in connection with worker's compensation, unemployment insurance, old age pensions (subject to the applicable provisions of this Agreement) and social security benefits and other forms of governmental insurance or similar benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any levy, execution or other enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

                  (e)(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States or any foreign government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and
         (ii) has been made on the books of such Person as may be required by GAAP;

                  (f) those existing liens and encumbrances of the Company or its Subsidiaries identified in SCHEDULE 1.2, hereto;

                  (g) liens in the nature of any minor imperfections of title, including but not limited to easements, covenants, rights-of-way or other similar restrictions, which, either individually or in the aggregate would not (i) materially adversely affect the present or future use of the property to which they relate, or (ii) have a material adverse effect on the sale or lease of such property, or (iii) render title thereto unmarketable; and

                  (h) any interest or title of a lessor under any lease of property to, or of any consignor of goods cosigned to, or of any creditor of any consignee in goods consigned to such consignee by, Company or any of its Subsidiaries.

         "Permitted Investments" shall mean:

               (i)         Governmental Obligations;

              (ii) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three
         (3) major grades as determined by at least one nationally recognized rating agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which itself or its debt is rated in the highest three (3) major grades as determined by at least one Rating Agency;

             (iii) Banker's acceptances, commercial accounts, certificates of deposit, or depository receipts issued by a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $50,000,000;

              (iv) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two nationally recognized rating agencies, and which matures within 270 days after the date of issue;

               (v) Preferred stock (bearing a AAA rating by S&P and Moody's) issued by closed-end municipal bond funds;

              (vi) tax-exempt variable rate demand bonds and/or auction reset securities that (A) are backed by letters of credit, bond insurance or surety bonds, (B) have a long-term rating of AA or better by S&P or Moody's, (C) have a maturity date within one year after the date of issue;

             (vii) Secured repurchase agreements against obligations itemized in paragraph (i) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

            (viii) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (i) through
         (vi) above.

         "Permitted Merger(s)" shall mean any merger of any Subsidiary into Company, of any Subsidiary into any other Subsidiary (other than the merger of a Wholly-Owned Subsidiary into a Subsidiary which is not a Wholly-Owned Subsidiary) or of a Person into Company or a Wholly-Owned Subsidiary in connection with a Permitted Acquisition which, in each case, satisfies and/or is conducted in accordance with the following requirements:

                           (a) not less than ten (10) Business Days nor more than ninety (90) days prior to the commencement of such proposed merger, Company provides written notice thereof to Agent along with (i) drafts of all material documents pertaining to such proposed merger, (ii) Pro Forma Projected Financial Information and (iii) a Covenant Compliance Report (which shall be prepared after giving effect to such merger);

                           (b) (i) immediately following and as the direct result of any such merger, the surviving or successor entity has succeeded by operation of applicable law (as confirmed by an opinion(s) of counsel in form and substance reasonably satisfactory to the Majority Banks) to all of the obligations of the non-surviving entity under this Agreement and the other Loan Documents, and to all of the property rights of such non-surviving entity subject to the applicable Loan Documents and (ii) in the case of a merger of a Person into Company or a Wholly-Owned Subsidiary, the Company or the Wholly-Owned Subsidiary, as applicable, is the surviving entity;

                           (c) such Person shall not be the subject of an Insolvency Proceeding;

                           (d) concurrently with such proposed merger, the surviving entity involved in such merger shall execute or cause to be executed, and provide or cause to be provided to Agent, for the Banks, such documents and instruments (including without limitation opinions of counsel, amendments, acknowledgments and consents) as reasonably requested by the Majority Banks; and

                           (e) both immediately before and immediately after such merger, no Default or Event of Default (whether or not related to such restructuring), has occurred and is continuing under this Agreement or any of the other Loan Documents.

         "Permitted Senior Debt" shall mean Debt which is evidenced by the Existing Senior Notes, and any extension, renewal, refunding or refinancing thereof and any Debt of Company incurred or issued after the date hereof which satisfies all of the following requirements: such Debt is unsecured, is incurred or issued as part of a private placement or carrying a public debt rating by a Rating Agency and which has a term of not less than six (6) years and which has an amortization schedule not greater than level amortization to maturity (but with no principal payments required for a period of not less than five (5) years) and with no put or call option or other provision for mandatory early repayment except for acceleration on default.

         "Permitted Subordinated Debt" shall mean the Debt evidenced by the Subordinated Notes and any extension, renewal, refunding or refinancing thereof, provided that any such extension, renewal, refunding or refinancing is in an aggregate principal amount not greater than the principal amount of the Subordinated Notes outstanding at the time thereof and is on terms (including, without limitation, maturity, amortization, interest rate, premiums, fees, covenants, events of default, remedies and subordination terms) not materially less advantageous to the Company or materially adverse to the Banks than the terms of the Subordinated Notes as of the date hereof.

         "Permitted Transfer(s)" shall mean any (i) sale, assignment, transfer or other disposition of inventory in the ordinary course of business, (ii) prior to the occurrence of an Event of Default, the sale, assignment, transfer or other disposition of worn-out or obsolete machinery or equipment the aggregate value of which shall not exceed $2,500,000 during any fiscal year, (iii) sale after the date hereof of other assets for consideration not less than fair market value provided that such sales do not exceed $10,000,000 in aggregate fair market value and (iv) sale of Permitted Investments.

         "Person" shall mean an individual, corporation, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

         "Prime Rate" shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Prime-based Rate" shall mean, for any day, that rate of interest which is equal to the greater of (i) the Prime Rate, or (ii) the Alternate Base Rate.

         "Pro Forma Projected Financial Information" shall mean, as to any proposed acquisition or merger, as applicable, a statement executed by a Responsible Officer of Company (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition or merger, as applicable, and pro forma combined projected financial information for Company and its consolidated Subsidiaries and the acquisition or merger target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date and as of the end of at least the next succeeding three (3) fiscal years of Company following the acquisition and projected statements of income for each of those years, including sufficient detail to permit calculation of the amounts and the covenants described in Sections 8.4, 8.5, 9.1, 9.7, 9.11 and 9.15 hereof, as projected as of the effective date of the acquisition or merger, as applicable, and for those fiscal years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as any Bank shall reasonably request.

         "Quoted Rate" shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

         "Quoted Rate Advance" shall mean any Swing Line Advance which bears interest at the Quoted Rate.

         "Rating Agency" shall mean Moody's, S&P or any other nationally-recognized statistical rating organization which is acceptable to the Agent.

         "Request for Revolving Credit Advance" shall mean a Request for Revolving Credit Advance issued by Company under Section 2.3 of this Agreement in the form annexed hereto as EXHIBIT "D".

         "Request for Swing Line Advance" shall mean a Request for Swing Line Advance issued by Company under Section 4.3 of this Agreement in the form annexed hereto as EXHIBIT "E".

         "Responsible Officer" shall mean (i) with respect to Requests for Revolving Credit Advances or Requests for Swing Line Advances, the chief executive officer, the president, the chief financial officer or treasurer of Company or any other officer of Company designated by the chief executive officer, chief financial officer, president or treasurer of Company, (ii) with respect to compliance with financial covenants and the issuance of Covenant Compliance Reports, the president, the chief financial officer or the treasurer of Company or any other officer having substantially the same authority and responsibility and (iii) in all other instances, the chief financial officer, the chief executive officer or the president of the Company or any other officer having substantially the same authority and responsibility.

         "Revolving Credit" shall mean the revolving credit loans to be advanced from time to time to the Company by the Banks pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof) not to exceed the Revolving Credit Aggregate Commitment.

         "Revolving Credit Advance" shall mean a borrowing requested by Company and made by Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to
Section 2.3 hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or Prime-based Advance.

         "Revolving Credit Aggregate Commitment" initially shall mean One Hundred Million Dollars ($100,000,000), subject to any increases in the Revolving Credit Aggregate Commitment pursuant to Section 2.11 of this Agreement by an amount not to exceed in the aggregate the Revolving Credit Optional Increase and subject to reduction or termination under Section 2.10 or 10.2 hereof.

         "Revolving Credit Banks" shall mean Comerica Bank and such other financial institutions from time to time parties hereto as lenders of the Revolving Credit.

         "Revolving Credit Maturity Date" shall mean October 31, 2001, subject to extension pursuant to the terms of Section 2.9 hereof.

         "Revolving Credit Notes" shall mean the revolving credit notes described in Section 2.1 hereof, made by Company to each of the Banks in the form annexed to this agreement as EXHIBIT "B", as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

         "Revolving Credit Optional Increase" shall mean an amount up to Thirty Five Million Dollars ($35,000,000).

         "S&P" shall mean Standard and Poor's Ratings Group or any successor thereto.

         "S&P Rating" shall mean for any day, the rating of the Company's senior long term unsecured and non-credit enhanced debt by S&P in effect at 11:00 a.m. Detroit time on such day.

         "Senior Indentures" shall mean the Existing Senior Indentures and any other indenture or agreement issued or executed in connection with the issuance of Permitted Senior Debt.

         "Senior Notes" shall mean the Existing Senior Notes and any note or other instrument issued after the date hereof by Company or its Subsidiaries to evidence Permitted Senior Debt.

         "Stock Redemption Cap" shall mean as of any date of determination the sum of (i) Seventy Five Million Dollars ($75,000,000) plus (ii) fifty percent (50%) of Net Income from the date hereof through such date of determination.

         "Subordinated Indenture" shall mean the Indenture between Company (as successor by merger to Valassis Inserts, Inc.) and The Bank of New York, Trustee, dated as of March 15, 1992, pursuant to which the Subordinated Notes were issued, as may be amended, restated, supplemented or replaced from time to time.

         "Subordinated Notes" shall mean the $150,000,000 original principal amount of Company's Senior Subordinated Notes due 1999, issued on March 15, 1992, pursuant to the Subordinated Indenture.

         "Subsidiary(ies)" shall mean any corporation, association, joint stock company, or business trust of which fifty one percent (51%) or more of the outstanding voting stock or share capital is owned either directly or indirectly by any Person or one or more of its Subsidiaries or by any Person and one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to the Company's Subsidiary(ies).

         "Swing Line Bank" shall mean Comerica Bank, in its capacity as lender under Article 4 of this Agreement, and its successors and assigns.

         "Swing Line Note" shall mean the swing line note described in Section
4.1 hereof made by Company to Swing Line Bank in the form annexed hereto as EXHIBIT "F", as such Note may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

         "Swing Line Advance" shall mean an Advance made by Swing Line Bank to Company pursuant to Section 4.1 hereof.

         "Wholly-Owned Subsidiary" shall mean any direct, wholly owned Subsidiary of the Company.

         2.       REVOLVING CREDIT

         2.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, each Bank severally and for itself alone agrees to make Advances of the Revolving Credit to Company from time to time on any Business Day during the period from the effective date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding each such Bank's Percentage of the Revolving Credit Aggregate Commitment. All of such Revolving Credit Advances hereunder shall be evidenced by the Revolving Credit Notes, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

         2.2 Accrual of Interest and Maturity. (a) The Revolving Credit Notes, and all principal and interest outstanding thereunder, shall mature and become due and payable in full on the Revolving Credit Maturity Date, and each Revolving Credit Advance evidenced by the Revolving Credit Notes from time to time outstanding hereunder shall, from and after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Revolving Credit Advance, its Applicable Interest Rate, its Interest Period (if any), and the amount and date of any repayment shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record any such information shall not relieve Company of its obligation to repay the outstanding principal amount of such Revolving Credit Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

         2.3 Requests for Revolving Credit Advances and Requests for Refundings and Conversions of Revolving Credit Advances. Company may request a Revolving Credit Advance, refund any Revolving Credit Advance in the same type of Revolving Credit Advance or convert any Advance to any other type of Revolving Credit Advance only after delivery to Agent of a Request for Revolving Credit Advance executed by a Responsible Officer of Company, subject to the following and to the remaining provisions hereof:

                  (a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as EXHIBIT "D", including without limitation:

               (i) the proposed date of Revolving Credit Advance, which must be a Business Day;

              (ii) whether the Revolving Credit Advance is a refunding or conversion of an outstanding Revolving Credit Advance; and

             (iii) whether such Revolving Credit Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto;


                  (b) each such Request for Revolving Credit Advance shall be delivered to Agent by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Prime-based Advance, for which the Request for Revolving Credit Advance must be delivered by 10 a.m. (Detroit time) on the proposed date of the Revolving Credit Advance;

                  (c) the principal amount of such requested Revolving Credit Advance, plus the principal amount of all other Advances then outstanding hereunder, plus the aggregate undrawn portion of any Letters of Credit which shall be then outstanding as of such date plus the aggregate face amount of all Letters of Credit requested but not yet issued as of such date, plus the aggregate amount of all outstanding Letter of Credit Obligations, less the principal amount of any outstanding Swing Line Advance and/or Revolving Credit Advance to be refunded by the requested Revolving Credit Advance shall not exceed the then applicable Revolving Credit Aggregate Commitment;

                  (d) the principal amount of such Revolving Credit Advance, plus the amount of any other outstanding Indebtedness under this Agreement to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) with respect to Eurocurrency-based Advances, at least Two Million Dollars ($2,000,000) or a larger multiple thereof and (ii) with respect to Prime-based Advances, at least One Million Dollars ($1,000,000) or a larger multiple thereof, and at any one time there shall not be in effect more than five (5) Interest Periods; and

                  (e) each Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Company, and shall constitute and include a certification by the Company as of the date thereof that:

               (i) both before and after the Revolving Credit Advance, the obligations of the Company set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of Company;

              (ii) to the best knowledge of Company all conditions to Advances of the Revolving Credit (including, without limitation, Section 6.6 hereof) have been satisfied; and

             (iii) both before and after the Revolving Credit Advance, the representations and warranties of Company contained in this Agreement and the Loan Documents are true and correct in all material respects.

         2.4      Disbursement of Revolving Credit Advances.

                  (a) Upon receiving any Request for Revolving Credit Advance from Company under Section 2.3 hereof, Agent shall promptly notify each Bank by wire, telecopy, telex or by telephone (confirmed by wire, telecopy or telex) of the amount of such Revolving Credit Advance to be made and the date such Revolving Credit Advance is to be made by said Bank pursuant to its Percentage of the Revolving Credit Advance. Unless such Bank's commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement (or unless such Revolving Credit Advance is a refunding or conversion of a Revolving Credit Advance) each Bank shall send the amount of its Percentage of the Revolving Credit Advance in same day funds in Dollars to Agent at the office of Agent located at One Detroit Center, Detroit, Michigan 48226 not later than 2:00 p.m. (Detroit time) on the date of such Revolving Credit Advance.

                  (b) Subject to submission of an executed Request for Revolving Credit Advance by Company without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Agent shall make available to Company the aggregate of the amounts so received by it from the Banks under this Section 2.4, in like funds, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance by credit to an account of Company maintained with Agent or to such other account or third party as Company may reasonably direct.

                  (c) Unless Agent shall have been notified by any Bank prior to the date of any proposed Revolving Credit Advance that such Bank does not intend to make available to Agent such Bank's Percentage of such Revolving Credit Advance, Agent may assume that such Bank has made such amount available to Agent on such date, as aforesaid, and may, in its sole discretion and without obligation to do so, in reliance upon such assumption, make available to Company a corresponding amount. If such amount is not in fact made available to Agent by such Bank in accordance with Section 2.4(a), as aforesaid, Agent shall be entitled to recover such amount on demand from such Bank. If such Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify Company, and Company shall pay such amount to Agent. Agent shall also be entitled to recover from such Bank or from Company, as the case may be, interest on such amount in respect of each day from the date such amount was made available by Agent to Company to the date such amount is recovered by Agent, at a rate per annum equal to:

               (i)         in the case of such Bank, the Federal Funds Effective
                           Rate; or

              (ii) in the case of Company, the rate of interest then applicable to the Revolving Credit Advance.

         The obligation of any Bank to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Bank to make any Revolving Credit Advance hereunder, and no Bank shall have any liability to the Company, the Agent, any other Bank, or any other party for another Bank's failure to make any loan or Revolving Credit Advance hereunder.

         2.5 Prime-based Advance in Absence of Election or Upon Default. If, as to any outstanding Eurocurrency-based Advance, Agent has not received payment on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Revolving Credit Advance meeting the requirements of Section 2.3 hereof with respect to the refunding or conversion of such Advance, or, subject to Section 5.5 hereof, if on such day a Default or Event of Default shall have occurred and be continuing, the principal amount thereof which is not then prepaid shall be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify Company and the Banks of said action.

         2.6 Facility Fee. From the date hereof to the Revolving Credit Maturity Date, the Company shall pay to the Agent, for distribution to the Banks pro rata, a Facility Fee equal to the Applicable Facility Fee Percentage per annum times the Revolving Credit Aggregate Commitment. The Facility Fee shall be payable quarterly in arrears commencing January 4, 1999 (in respect of the prior quarter or portion thereof), and on the first Business Day of each calendar quarter thereafter and on the Revolving Credit Maturity Date, and shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual numbers of days elapsed. Whenever any payment of the Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Bank of its share of the Facility Fee based upon its respective Percentage. The Facility Fee shall not be refundable under any circumstances.

         2.7 Reduction of Indebtedness; Revolving Credit Aggregate Commitment. If at any time and for any reason the aggregate principal amount of Advances hereunder to Company, plus the aggregate undrawn amount of any Letters of Credit which shall be outstanding at such time, plus the face among of any requested but not yet issued Letters of Credit, plus any unreimbursed Letter of Credit Obligations shall exceed the Revolving Credit Aggregate Commitment, Company shall immediately reduce any pending request for an Advance or request for a Letter of Credit on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Indebtedness equal to such excess. Company acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 12.1 hereof; provided, however, that Company shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Indebtedness then carried as a Prime-based Advance, if any.

         2.8 Application of Advances. Revolving Credit Advances shall be available, subject to the terms hereof, to fund working capital needs or other general corporate purposes of the Company.

         2.9 Extension of Revolving Credit Maturity Date. (a) Provided that no Default or Event of Default has occurred and is continuing, Company may, by written notice to Agent and each Bank (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent and each
Bank) not less than 90 nor more than 120 days prior to the first and second anniversary dates of this Agreement, request that the Banks extend the Revolving Credit Maturity Date then in effect to a date that is one year later than the Revolving Credit Maturity Date then in effect (each such request, a "Request"). Each such Request shall be accompanied by Company's financial projections for the period commencing on the last day of the then current fiscal quarter and ending on the last day of the fiscal year in which the proposed Revolving Credit Maturity Date would fall. Each Bank shall, not later than thirty (30) calendar days following the date of its receipt of the Request, give written notice to the Agent stating whether such Bank is willing to extend the Revolving Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Banks, then, effective upon the date of Agent's receipt of all such written approvals from the Banks, as aforesaid, the Revolving Credit Maturity Date shall be so extended for an additional one year period, the term Revolving Credit Maturity Date shall mean such extended date and Agent shall promptly notify the Company that such extension has occurred.

                  (b) If (i) any Bank gives the Agent written notice that it is unwilling to extend the Revolving Credit Maturity Date as requested or (ii) any Bank fails to provide written approval to Agent of such a Request within thirty
(30) calendar days of the date of such Bank's receipt of the Request, then (w) the Banks shall be deemed to have declined to extend the Revolving Credit Maturity Date, (x) the then-current Revolving Credit Maturity Date shall remain in effect (with no further right on the part of Company to request extensions thereof under this Section 2.9), and (y) the commitments of the Banks to make Advances of the Revolving Credit hereunder shall terminate on the Revolving Credit Maturity Date then in effect, and Agent shall promptly notify Company thereof.

         2.10 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Company may, upon at least five (5) Business Days' prior written notice to Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to at least Five Million Dollars ($5,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the Facility Fee, if any, accrued to the date of such reduction; (iii) the Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances plus the aggregate amount of outstanding Letters of Credit plus the face amount of any requested but not yet issued Letters of Credit plus any unreimbursed Letter of Credit Obligations exceeds the amount of the Revolving Credit Aggregate Commitment, taking into account the aforesaid reductions thereof, together with accrued but unpaid interest on the principal amount of such prepaid Advances to the date of prepayment; (iv) if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurocurrency-based Advance, the termination or reduction may be made only on the last Business Day of the then current Interest Period applicable to such Advance (subject to the provisions of Section 12.1 hereof); and (v) no reduction shall reduce the amount of the Revolving Credit Aggregate Commitment to an amount which is less than the sum of the aggregate undrawn amount of any Letters of Credit plus the aggregate amount of outstanding Letters of Credit plus the face amount of any requested but not yet issued Letters of Credit plus any unreimbursed Letter of Credit Obligations outstanding at such time. Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of the Revolving Credit Notes shall be distributed by Agent to each Revolving Credit Bank in accordance with such Bank's Percentage thereof, and will not be available for reinstatement by or readvance to the Company and any accompanying prepayments of the Swing Line Note shall be distributed by Agent to the Swing Line Bank and will be available for reinstatement by or readvance to the Company. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Bank's portion thereof proportionately (based upon the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Prime-based Advances under the Swing Line Note, next to Quoted Rate Advances and then to Eurocurrency-based Advances.

         2.11 Optional Increase in Revolving Credit Aggregate Commitment. Provided that no Default or Event of Default has occurred and is continuing, and provided that the Company has not previously elected to reduce or terminate the Revolving Credit Aggregate Commitment under Section 2.10 hereof, the Company may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such Requests under this Section 2.11) not to exceed the Revolving Credit Optional Increase, subject, in each case, to Section 12.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

                  (a) the Company shall have delivered to the Agent not less than thirty (30) days prior to the Revolving Credit Maturity Date then in effect a written request for such increase, specifying the amount of Revolving Credit Optional Increase thereby requested (each such request, a "Request for Increase"); provided, however that in the event the Company has previously delivered a Request for Increase pursuant to this
                           Section 2.11, the Company may not deliver a subsequent Request for Increase until all the conditions to effectiveness of such first Request for Increase have been fully satisfied hereunder (or such Request for Increase has been withdrawn); and provided further that the Company may make no more than two Requests for Increase in any calendar year;

                  (b)      a lender or lenders meeting the requirements of
                           Section 14.8(c) hereof and acceptable to the Company and the Agent (including, for the purposes of this Section 2.11, any existing Bank which agrees to increase its commitment hereunder, the "New Bank(s)") shall have become a party to this Agreement by executing and delivering a New Bank Addendum for a minimum amount (including for the purposes of this Section 2.11, the existing commitment of any existing
                           Bank) for each such New Bank of Ten Million Dollars ($10,000,000) and an aggregate amount for all such New Banks of that portion of the Revolving Credit Optional Increase, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.11), covered by the applicable Request for Increase, provided, however that each New Bank shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 2.11) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Banks based upon the new Percentages as determined below;

                  (c) the Company shall have paid to the Agent for distribution to the existing Banks, as applicable, all interest, fees (including the Facility Fee) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurocurrency-based Advances, calculated on the basis set forth in Section 12.1 hereof as though Company has prepaid such Advances;

                  (d) the Company shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Banks in the face amount of each such New Bank's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.11) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Banks in the face amount of each such Bank's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.11), each of such Revolving Credit Notes to be substantially in the form of EXHIBIT "B" of this Agreement, and dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Bank, including the New Banks);

                  (e) (i) the representations and warranties made by Company, or any other party to any of the Loan Documents (excluding the Agent and Banks), in this

                           Agreement or any of the other Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made; and (ii) no Default or Event of Default shall have occurred and be continuing; and

                  (f) such other amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Company as required by Agent or the Majority Banks, in their reasonable discretion.

Promptly on or after the date on which all of the conditions to such Request for Increase set forth above have been satisfied, Agent shall notify the Company and each of the Banks of the amount of the Revolving Credit Aggregate Commitment as increased pursuant this Section 2.11 and the date on which such increase has become effective and shall prepare and distribute to Company and each of the Banks (including the New Banks) a revised EXHIBIT "C" to this Agreement setting forth the applicable new Percentages of the Banks (including the New Bank(s)), taking into account such increase and assignments (if any).

         3.       LETTERS OF CREDIT.

         3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Agent may through its Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Agent may reasonably require, issue standby or documentary Letters of Credit for the account of such Account Party, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Million Dollars ($1,000,000) and shall have an expiration date not later than one (1) year from its date of issuance; provided that each Letter of Credit (including any renewal thereof) shall expire not later than ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications and the issuance of each Letter of Credit hereunder shall be subject in all respects to applicable provisions of U.S. law and regulations, including without limitation, the Trading With the Enemy Act, Export Administration Act, International Emergency Economic Powers Act, and the Regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury.

         3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party unless, as of the date of issuance of such Letter of Credit:

                  (a) the face amount of the Letter of Credit requested, plus any other requested but not yet issued Letters of Credit, plus the undrawn portion of all other outstanding Letters of Credit, plus the aggregate principal amount of all outstanding Letter of Credit Obligations (to the extent such Letter of Credit Obligations have not been deemed paid by a Prime-based Advance pursuant to Section 3.6(a) hereof), does not exceed the Letter of Credit Maximum Amount;

                  (b) the face amount of the Letter of Credit requested, plus the aggregate principal amount of all Advances outstanding under the Notes, plus the aggregate undrawn portion of all other outstanding Letters of Credit, plus any other requested but not yet issued Letters of Credit plus the aggregate principal amount of all outstanding Letter of Credit Obligations do not exceed the then applicable Revolving Credit Aggregate Commitment;

                  (c) the obligations of Company set forth in this Agreement and the Loan Documents are valid, binding and enforceable obligations of Company and the valid, binding and enforceable nature of this Agreement and the Loan Documents has not been disputed by Company;

                  (d) both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

                  (e) the representations and warranties contained in this Agreement and the Loan Documents are true in all material respects as if made on such date (except to the extent any such representation or warranty contained in this Agreement by its express terms relates solely to an earlier specified date);

                  (f) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any material contract, agreement or other borrowing of Company;

                  (g) the Account Party requesting the Letter of Credit shall have delivered to Agent at its Issuing Office, not less than five (5) Business Days prior to the requested date for issuance (or such shorter time as the Agent, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be reasonably required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Agent and its Issuing Office in the exercise of its reasonable discretion;

                  (h) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Agent from issuing the Letter of Credit, or any Bank from taking a participation therein pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Agent refrain from issuing, or any Bank refrain from taking a participation in, the Letter of Credit requested or letters of credit generally;

                  (i) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Agent to issue the requested Letter of Credit, no general suspension on trading on the New York Stock Exchange or any other national securities exchange, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Banks, the Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

                  (j) Agent shall have received the issuance fee required in connection with the issuance of such Letter of Credit pursuant to Section 3.5 hereof.

Each Letter of Credit Agreement submitted to Agent pursuant hereto shall constitute the certification by the Company and the Account Party of the matters set forth in this Section 3.2 (a) through (f). The Agent shall be entitled to rely on such certification without any duty of inquiry.

         3.3 Notice. Agent shall give notice, substantially in the form attached as EXHIBIT "G", to each Revolving Credit Bank of the issuance of each Letter of Credit, not later than three (3) Business Days after issuance of each Letter of Credit, specifying the amount thereof and the amount of such Bank's Percentage thereof.

         3.4 Letter of Credit Fees. Company shall pay to the Agent for distribution to the Revolving Credit Banks in accordance with the Percentages, Letter of Credit Fees as follows:

                  (a) a per annum Letter of Credit Fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto in the amount of the Applicable L/C Fee Percentage (determined with reference to SCHEDULE 1.1 of this Agreement), exclusive of the issuance fee of one-eighth of one percentage point (1/8%) on the face amount thereof to be paid to Agent under Section 3.5 hereof.

                  (b) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either

(i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, Agent or the Banks or
(ii) impose on Agent or the Banks any other condition regarding this Agreement or the Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase in an amount deemed material by Agent or the Banks the cost or expense to Agent or the Banks of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Agent's or such Bank's reasonable allocation of the aggregate of such cost increases and expense resulting from such events), then, upon demand by the Agent or such Bank, as the case may be, the Company shall, within ten days following demand for payment, pay to Agent or such Revolving Credit Bank, as the case may be, from time to time as specified by the Agent or such Bank, additional amounts which shall be sufficient to compensate the Agent or such Revolving Credit Bank for such increased cost and expense, together with interest on each such amount from ten days after the date demanded until payment in full thereof at the Prime-based Rate. A certificate as to such increased cost or expense incurred by the Agent or such Revolving Credit Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, shall be promptly submitted to the Company and shall be conclusive, absent manifest error, as to the amount thereof.

                  (c) All payments by the Company to the Agent or the Revolving Credit Banks under this Section 3.4 shall be made in Dollars and in immediately available funds at the Agent's Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Company by the Agent. The aforesaid fees shall be nonrefundable under all circumstances, shall be payable semi-annually in advance (or such lesser period, if applicable, for Letters of Credit issued with stated expiration dates of less than one year) upon the issuance of each such Letter of Credit, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof.

         3.5 Issuance Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Company and the applicable Account Party shall pay, for the sole account of the Agent, (a) a letter of credit issuance fee of one eighth percentage point (1/8%) to be retained by Agent for its own account and (b) standard documentation, administration, payment and cancellation charges assessed by Agent or its Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of Agent's Issuing Office in effect from time to time.

         3.6      Draws and Demands for Payment Under Letters of Credit.

                  (a) The Company and each applicable Account Party agrees to pay to the Agent, on the day on which the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto. Unless the Company or the applicable Account Party shall have made such payment to the

Agent on such day, upon each such payment by the Agent, the Agent shall be deemed to have disbursed to the Company or the applicable Account Party, and the Company or the applicable Account Party shall be deemed to have elected to substitute for its Letter of Credit Obligation, a Prime-based Advance from the Banks in an amount equal to the amount so paid by the Agent in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof and, to the extent of the Prime-based Advance so disbursed, the Letter of Credit Obligation of the Company or the applicable Account Party under this Section 3.6 shall be deemed satisfied.

         (b) If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to the Company and the applicable Account Party on the date such draft or demand is honored, and to each Revolving Credit Bank on such date unless the Company or applicable Account Party shall have satisfied its Letter of Credit Obligation under Section 3.6(a) by payment to the Agent on such date. The Agent shall further use reasonable efforts to provide notice to the Company or applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Agent with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Company or applicable Account Party under
Section 3.6(a) hereof.

         (c) Upon issuance by the Agent of each Letter of Credit hereunder, each Revolving Credit Bank shall automatically acquire a pro rata risk participation interest in such Letter of Credit and related Letter of Credit Payment based on its respective Percentage. Each Revolving Credit Bank, on the date a draft or demand under any Letter of Credit is honored, shall make its Percentage share of the amount paid by the Agent, and not reimbursed by the Company or applicable Account Party on such day, available in immediately available funds at the principal office of the Agent for the account of the Agent. If and to the extent such Bank shall not have made such pro rata portion available to the Agent, such Bank, the Company and the applicable Account Party severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance disbursed under Section 3.6(a) in respect of the Letter of Credit Obligation of the Company and the applicable Account Party. If such Bank shall pay such amount to the Agent together with such interest, such amount so paid shall constitute a Prime-based Advance by such Bank disbursed in respect of the Letter of Credit Obligation of the Company or applicable Account Party under Section 3.6(a) for purposes of this Agreement, effective as of the date such amount was paid by the Agent. The failure of any Revolving Credit Bank to make its pro rata portion of any such amount paid by the Agent available to the Agent shall not relieve any other Revolving Credit Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent.

         (d) Nothing in this Agreement shall be construed to require or authorize any Bank other than Comerica Bank to issue any Letter of Credit, it being recognized that the Agent shall be the sole issuer of Letters of Credit under this Agreement.

         3.7 Obligations Irrevocable. The obligations of Company and any Account Party to make payments to Agent or the Revolving Credit Banks with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

                  (a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

                  (b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in any collateral or security, with respect to any of the Letter of Credit Documents;

                  (c) The existence of any claim, setoff, defense or other right which the Company or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent or any Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                  (d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (e) Payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                  (f) Any failure, omission, delay or lack on the part of the Agent or any Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Bank or any such party under this Agreement, any of the Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, any Bank or any such party; or

                  (g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Company or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Company or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Company or any Account Party against the Agent or any Bank. Nothing contained in this Section 3.7 shall be deemed to prevent Company or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of Company and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent or any Bank.

         3.8 Risk Under Letters of Credit. (a) In the issuance and the handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Agent shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

                  (b) Subject to other terms and conditions of this Agreement, Agent shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Agent's regularly established practices and procedures and, except pursuant to Section 13.3 hereof, Agent will have no further obligation with respect thereto. In the administration of Letters of Credit, Agent shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Agent with due care and Agent may rely upon any notice, communication, certificate or other statement from Company, any Account Party, beneficiaries of Letters of Credit, or any other Person which Agent believes to be authentic. Agent will, upon request, furnish the Banks with copies of Letter of Credit Agreements, Letters of Credit and documents related thereto.

                  (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Agent makes no representation and shall, subject to Section 3.7 hereof, have no responsibility with respect to
(i) the obligations of Company or any Account Party or the validity, sufficiency or enforceability of any document or instrument given in connection therewith,
(ii) the financial condition of, any representations made by, or any act or omission of Company, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Agent in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Banks expressly acknowledges that they have made and will continue to make their own evaluations of Company's and the Account Parties' creditworthiness without reliance on any representation of Agent or Agent's officers, agents and employees.

                  (d) If at any time Agent shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent shall receive same for the pro rata benefit of the Banks in accordance with their respective Percentage interests therein and shall promptly deliver to each Revolving Credit Bank its share thereof, less such

Bank's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any Revolving Credit Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Bank's Percentage share of such payment, such Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

         3.9 Indemnification. (a) The Company and each Account Party hereby indemnifies and agrees to hold harmless the Banks and the Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Banks or the Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Bank nor the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Agent), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;
(iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit (unless such event or circumstance arose as a result of the gross negligence or willful misconduct of the Agent); provided, however, that Company and Account Parties shall not be required to indemnify the Banks and the Agent and such other persons, and the Banks and Agent shall be liable to the Company and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Company and/or the Account Parties which were caused by the Agent's gross negligence, willful misconduct or wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

         (b) It is understood that in making any payment under a Letter of Credit the Agent will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary. It is further acknowledged and agreed that Company or an Account Party may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Banks are alleged to be liable and it shall be a condition of the assertion of any liability of the Banks under this Section that Company or applicable Account Party shall contemporaneously pursue all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

         3.10 Right of Reimbursement. Each Revolving Credit Bank agrees to reimburse the Agent on demand, pro rata in accordance with their Percentages, for (i) the out-of-pocket costs and expenses of the Agent to be reimbursed by Company or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Company or Account Party and
(ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent (in its capacity as issuer of any Letter of Credit) in any way relating to or arising out of this Agreement, any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, except to the extent that such liabilities, losses, costs or expenses were incurred by Agent solely as a result of Agent's gross negligence or willful misconduct or wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

         4.       SWING LINE CREDIT.

         4.1 Swing Line Commitment. Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth, make one or more advances (each such advance being a "Swing Line Advance") to Company from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) at any time outstanding; provided, however, that after giving effect to all Swing Line Advances and all Revolving Credit Advances requested to be made on such date, the aggregate principal amount of all outstanding Advances plus the aggregate undrawn amount of all Letters of Credit then outstanding plus the face amount of all Letters of Credit requested but not yet issued, plus unreimbursed Letter of Credit Obligations shall not exceed the then applicable Revolving Credit Aggregate Commitment. All Swing Line Advances shall be evidenced by the Swing Line Note, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by Company on the last day of the Interest Period applicable thereto. In no event whatsoever shall any outstanding Swing Line Advance be deemed to reduce, modify or affect any Bank's commitment to make Revolving Credit Advances based upon its Percentage.

         4.2 Accrual of Interest; Margin Adjustments. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record any such information shall not relieve Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the Loan Documents.

         4.3 Requests for Swing Line Advances. Company may request a Swing Line Advance only after delivery to Swing Line Bank of a Request for Swing Line Advance executed by a Responsible Officer of Company, subject to the following and to the remaining provisions hereof:

                  (a) each such Request for Swing Line Advance shall set forth the information required on the Request for Swing Line Advance form annexed hereto as EXHIBIT "E", including without limitation:

                        (i) the proposed date of such Swing Line Advance, which must be a Business Day;

                       (ii) whether such Swing Line Advance is to be a Prime-based Advance or Quoted Rate Advance; and

                      (iii) the duration of the Interest Period applicable thereto;

                  (b) each such Request for Swing Line Advance shall be delivered to Swing Line Bank by 12:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;

                  (c) the principal amount of such requested Swing Line Advance, plus the principal amount of all other Advances then outstanding hereunder, plus the aggregate undrawn portion of any Letter of Credit which shall be outstanding as of the date of the requested Swing Line Advance, plus the aggregate face amount of Letters of Credit requested but not yet issued, plus the aggregate amount of all outstanding Letter of Credit Obligations shall not exceed the then applicable Revolving Credit Aggregate Commitment;

                  (d) the principal amount of such Swing Line Advance shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or a larger multiple thereof;

                  (e) each Request for Swing Line Advance, once delivered to Swing Line Bank, shall not be revocable by Company, and shall constitute and include a certification by the Company as of the date thereof that:

                        (i) both before and after the Swing Line Advance, the obligations of the Company set forth in this Agreement and the Loan Documents, are valid, binding and enforceable obligations of Company;

                       (ii) to the best knowledge of Company all conditions to Advances (including, without limitation, Section 6.6 hereof) have been satisfied; and

                      (iii) both before and after the Advance, the representations and warranties contained in this Agreement and the Loan Documents are true and correct in all material respects.

Swing Line Bank shall promptly deliver to Agent by telecopier a copy of any Request for Swing Line Advance received.

         4.4 Disbursement of Swing Line Advances. Subject to submission of an executed Request for Swing Line Advance by Company without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Swing Line Bank shall make available to Company the amount so requested, in same day funds, not later than 4:00 p.m. (Detroit time) on the date of such Swing Line Advance by credit to an account of Company maintained with Swing Line Bank or to such other account or third party as Company may reasonably direct. Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

         4.5      Refunding of or Participation Interest in Swing Line Advances.

                  (a) The Agent, at any time in its sole and absolute discretion, may (or, upon the request of the Swing Line Bank, shall) on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf) request each Revolving Credit Bank (including the Swing Line Bank in its capacity as a Revolving Credit Bank) to make a Prime-based Advance of the Revolving Credit in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of the Swing Line Advances (the "Refunded Swing Line Advances") outstanding on the date such notice is given; provided that (i) at any time as there shall be a Swing Line Advance outstanding for more than thirty days, the Agent shall, on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf), promptly request each Revolving Credit Bank (including the Swing Line Bank) to make a Prime-based Advance of the Revolving Credit in an amount equal to such Revolving Credit Bank's Percentage of the principal amount of such outstanding Swing Line Advance and (ii) Swing Line Advances shall be prepaid by the Company in accordance with the provisions of Section 5.7 hereof. Unless any of the events described in Section 10.1(j) shall have occurred (in which event the procedures of paragraph (b) of this Section 4.5 shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Credit Bank shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Bank at the office of the Agent specified in Section 2.4(a) prior to 11:00 a.m. Detroit time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances.

                  (b) If, prior to the making of Revolving Credit Advances pursuant to paragraph (a) of this Section 4.5, one of the events described in
Section 10.1(j) shall have occurred, each Revolving Credit Bank will, on the date such Revolving Credit Advance was to have been made, purchase from the Swing Line Bank an undivided participating interest in each Refunded Swing Line Advance in an amount equal to its Percentage of such Refunded Swing Line Advance. Each Bank will immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Bank a Swing Line Bank Participation Certificate in the form of EXHIBIT "H" dated the date of receipt of such funds and in such amount.

                  (c) Each Bank's obligation to make Revolving Credit Advances and to purchase participation interests in accordance with clauses (a) and (b) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against Swing Line Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Person; (iv) any breach of this Agreement by the Company or any other Person;
(v) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Bank does not make available to the Agent the amount required pursuant to clause (a) or (b) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Effective Rate.

         5.       MARGIN AND FEE ADJUSTMENTS; INTEREST PAYMENTS

         5.1 Margin and Fee Adjustments. Adjustments in the Margin applicable to Eurocurrency-based Advances, the Applicable Facility Fee Percentage and the Applicable L/C Fee Percentage, based on Company's Funded Debt to EBITDA Ratio, shall be implemented as follows:

                  (i) Such adjustments shall be given prospective effect only and, with respect to adjustments in the Margin, effective as to each Eurocurrency-based Advance outstanding hereunder, upon the latest required date of delivery of the financial statements required under Section 8.3(b) and (c) hereof, in each case with no retroactivity or claw-back.

                  (ii) Such adjustments under this Section 5.1 shall be made irrespective of, and in addition to, any other interest rate adjustments hereunder.

         5.2 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances from time to time outstanding shall accrue from the date of such Advances until paid, at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly commencing on the first Business Day of the fiscal quarter next succeeding the date the initial Advance is made and on the first Business Day of each fiscal quarter thereafter.

Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

         5.3 Eurocurrency-based Interest Payments. Interest on each Eurocurrency-based Advance having a related Eurocurrency-Interest Period of 3 months or less shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurocurrency-based Advance outstanding from time to time having a Eurocurrency-Interest Period of 6 months or longer, at intervals of 3 months after the first day of the applicable Interest Period, and shall also be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

         5.4 Quoted Rate Interest Payments. Interest on each Quoted Rate Advance shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

         5.5 Interest Payments on Conversions. Notwithstanding anything to the contrary in Sections 5.2 and 5.3 above, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 hereof shall be due and payable in full on the date such Advance is refunded or converted.

         5.6 Interest on Default. Notwithstanding anything to the contrary set forth in Sections 5.2, 5.3 and 5.4, in the event and so long as any Event of Default shall exist under this Agreement, interest shall be payable daily on the principal amount of all Advances from time to time outstanding (and on all other monetary obligations of Company hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate (and, with respect to Eurocurrency-based Advances, calculated on the basis of the maximum Margin chargeable hereunder, whether or not otherwise applicable) in respect of each such Advance, plus, in the case of Eurocurrency-based Advances and Quoted Rate Advances, three percent (3%) per annum for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate, plus three percent (3%).

         5.7 Prepayment. Company may prepay all or part of the outstanding balance of any Prime-based Advance(s) (subject to not less than one (1) Business Day's notice to Agent) at any time, provided that the amount of any partial prepayment shall be at least Five Hundred Thousand Dollars ($500,000) and the aggregate balance of Prime-based Advance(s) remaining outstanding, if any, under the Notes shall be at least Five Hundred Thousand Dollars ($500,000). Company may prepay Quoted Rate Advances only on the last day of the Interest Period applicable thereto. Company may prepay all or part of any Eurocurrency-based Advance (subject to not less than three (3) Business Days' notice to Agent) only on the last day of the Interest Period applicable thereto (subject to the provisions of Section 11.1 hereof), provided that the amount of any such partial prepayment shall be at least Five Hundred Thousand Dollars ($500,000), and the unpaid portion of such Advance which is refunded or converted under Section 2.3, if any, hereof shall meet the minimum Advance amount set forth in Section 2.3(d) hereof. Any prepayment made in accordance with this Section shall be without premium, penalty or prejudice to Company's right to reborrow under the terms of this Agreement and shall not cause any reduction in the Revolving Credit Aggregate Commitment. Any other prepayment of all or any portion of the Revolving Credit, whether by acceleration, mandatory or required prepayment or otherwise, shall be subject to Section 12.1 hereof, but otherwise without premium, penalty or prejudice.

         6.       CONDITIONS

         A. The obligations of Banks to make the initial Advance under this Agreement are subject to the following conditions:

         6.1 Execution of Notes and this Agreement. Company shall have executed and delivered to Agent for the account of each Bank, the Notes and this Agreement (including all schedules, exhibits, certificates, opinions, Financial Statements and other documents to be delivered pursuant hereto), and, as applicable, the other Loan Documents, and such Notes, this Agreement, and the other Loan Documents shall be in full force and effect.

         6.2 Corporate Authority. Agent shall have received, with a counterpart thereof for each Bank: (i) certified copies of resolutions of the Board of Directors of Company evidencing approval of the form of this Agreement, the other Loan Documents and the Notes and authorizing the execution and delivery thereof and the borrowing of Advances hereunder; and (ii) (A) certified copies of Company's articles of incorporation and bylaws or other constituent documents certified as true and complete as of a recent date by the appropriate official of the jurisdiction of incorporation of each such entity and (B) a certificate of good standing from the state or other jurisdiction of Company's incorporation and from every state or other jurisdiction in which Company is qualified to do business, if issued by such jurisdictions, subject to the limitations (as to qualification and authorization to do business) contained in
Section 7.1 hereof.

         6.3 Licenses, Permits, Etc. The Agent shall have received, with a counterpart for each Bank, copies of each authorization, license, permit, consent, order or approval of, or registration, declaration or filing with, any governmental authority or any securities exchange or other Person (including without limitation any securities holder) obtained or made by the Company or any other Person (as of the relevant date of Advance or loan hereunder) in connection with the transactions contemplated by this Agreement or the Loan Documents.

         6.4 Representations and Warranties. The representations and warranties made by Company or any other party to any of the Loan Documents (excluding the Agent and Banks) under this Agreement or any of the Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the date of the making of any Advance hereunder except as may be affected by subsequent transactions permitted by this Agreement.

         6.5 Opinion of Counsel. Company shall furnish Agent prior to the initial Advance under this Agreement, and with signed copies for each Bank, opinions of counsel to the Company, dated the date hereof, and covering such matters as required by and otherwise satisfactory in form and substance to the Agent and each of the Banks.

         6.6 No Default; No Material Adverse Change. No Default or Event of Default shall have occurred and be continuing, and there shall have been no material adverse change in the financial condition, properties, business, prospects of, results or operations of the Company and its Subsidiaries (taken as a whole) from September 30, 1998 to the date of the making of the first Advance hereunder.

         6.7 Company's Certificate. The Agent shall have received, with a signed counterpart for each Bank, a certificate of a responsible senior officer of Company dated the date of the making of Advances hereunder, stating that to the best of his or her knowledge after due inquiry, the conditions of paragraphs 6.1, 6.3, 6.4 and 6.6 hereof have been fully satisfied.

         6.8 Other Documents and Instruments. The Agent shall have received, with a photocopy for each Bank, such other instruments and documents as each of the Banks may reasonably request in connection with the making of loans hereunder, and all such instruments and documents shall be satisfactory in form and substance to the Banks in the exercise of their reasonable discretion.

         6.9      Continuing Conditions.

         A. The obligations of the Banks to make Advances or loans under this Agreement shall be subject to the continuing conditions that all documents executed or submitted pursuant hereto shall be satisfactory in form and substance (consistent with the terms hereof) to Agent and its counsel and to each of the Banks; Agent and its counsel and each of the Banks and their respective counsel shall have received all information, and such counterpart originals or such certified or other copies of such materials, as Agent or its counsel and each of the Banks and their respective counsel may reasonably request; and all other legal matters relating to the transactions contemplated by this Agreement (including, without limitation, matters arising from time to time as a result of changes occurring with respect to any statutory, regulatory or decisional law applicable hereto) shall be satisfactory to counsel to Agent and counsel to each of the Banks in the exercise of their reasonable discretion.

         B. The obligations of Banks to make all other Advances under this Agreement are subject to the conditions set forth in Sections 6.4, 6.6, 6.7, 6.8 and 6.9 hereof, provided, however, if an Advance is a refunding or conversion of an Advance, such Advance shall not be subject to Section 6.7 hereof.

         7.       REPRESENTATIONS AND WARRANTIES

         Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties until the Revolving Credit Maturity Date and thereafter until final payment in full of the Indebtedness and the performance by Company of all of its other obligations under this Agreement:

         7.1 Corporate Authority. Each of Company and its Subsidiaries is a corporation duly organized and existing in good standing under the laws of the applicable jurisdiction of organization, charter or incorporation; it is duly qualified and authorized to do business as a corporation or foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, except where such failure to qualify and be authorized to do business will not have a Material Adverse Effect.

         7.2 Due Authorization - Company. Execution, delivery and performance of this Agreement, the other Loan Documents (to the extent applicable) and any other documents and instruments required under or in connection with this Agreement or the other Loan Documents (or to be so executed and delivered), and the issuance of the Notes by Company are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and, except as have been previously obtained or as referred to in Section 7.11 below, do not require the consent or approval, material to the transactions contemplated by this Agreement or the Loan Documents, of any governmental body, agency or authority not previously delivered under Section 6.3 hereof.

         7.3 Encumbrances. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to, any of the Company's real or personal property, except Liens permitted under Section 9.5 hereof.

         7.4 Capital Stock; Shareholders; Subsidiaries. As of the date hereof all present Wholly-Owned Subsidiaries and other Subsidiaries of Company are set forth in the attached SCHEDULE 7.4, along with the percentage of the outstanding voting stock in each such Wholly-Owned or other such Subsidiary owned by Company or by a Subsidiary of Company (and identifying that Subsidiary). The authorized capital stock and membership interests (as applicable) of Company and each Subsidiary is as set forth in SCHEDULE 7.4. All issued and outstanding shares of capital stock and membership interests (as applicable) of Company and each Subsidiary are duly authorized and validly issued, fully paid, nonassessable, and free and clear of all Liens and such Equity Interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The capital stock and membership interests, as applicable, of Company and each Subsidiary is owned by the stockholders and in the amounts set forth on Schedule 7.4. No shares of the capital stock of Company or any Subsidiary, other than those described above, are issued and outstanding. Except as set forth on Schedule 7.4, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Company or any Subsidiary of any shares of capital stock, membership interests or other securities of Company or any Subsidiary.

         7.5 Investments in Non-Subsidiaries. SCHEDULE 7.5 annexed hereto contains a full and complete list of all Joint Ventures in which each of the Subsidiaries has an ownership interest as of the date hereof, along with the percentage voting stock or control of each such Subsidiary in the Joint Ventures.

         7.6 Taxes. Each of Company and its Subsidiaries has filed on or before their respective due dates, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of Company or such Subsidiary as may be required by GAAP.

         7.7 No Defaults. There exists no default under the provisions of any instrument evidencing any Debt of the Company or any of its Subsidiaries which is permitted hereunder or any Debt connected with any of the Permitted Encumbrances, or of any agreement relating thereto.

         7.8 Enforceability of Agreement and Loan Documents. This Agreement, each of the other Loan Documents to which Company is a party, and all other certificates, agreements and documents executed and delivered by Company under or in connection herewith or therewith have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of Company, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditor's rights generally and by general principles of equity.

         7.9 Compliance with Laws. Except as disclosed on SCHEDULE 7.9 hereof, Company and each of the Subsidiaries has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) except to the extent that failure to comply therewith would not have a Material Adverse Effect. Except as set forth in SCHEDULE 7.9 hereof, and without limiting the generality of Section 7.11, there is no pending or, to the knowledge of Company threatened, litigation, action, proceeding or controversy affecting Company or any of the Subsidiaries, and no pending or, to the knowledge of Company threatened, complaint, notice or inquiry to Company or any of the Subsidiaries, regarding potential liability of Company or any of the Subsidiaries, which might in each case reasonably be expected to have a Material Adverse Effect.

         7.10 Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of the terms of any material indenture, agreement or undertaking to which Company or any of its Subsidiaries is a party or by which it or its properties are bound or affected.

         7.11 No Litigation. No litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Company's knowledge, threatened against the Company which might reasonably be expected to have a Material Adverse Effect, except as set forth in SCHEDULE 7.11 hereto. Except as set forth in SCHEDULE 7.11, there is not outstanding against Company any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is Company in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such violation would reasonably be expected to have a Material Adverse Effect.

         7.12 Consents, Approvals and Filings, Etc. Except as have been previously obtained, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with the execution, delivery and performance by Company of this Agreement or any of the Loan Documents to which it is a party. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Company threatened attack by appeal or direct proceeding or otherwise which would have a Material Adverse Effect.

         7.13 Agreements Affecting Financial Condition. Neither the Company nor any of its Subsidiaries is party to any agreement or instrument or subject to any charter or other corporate restriction which would have a Material Adverse Effect.

         7.14 No Investment Company or Margin Stock. Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Notes will be used by the

Company or any of its Subsidiaries to purchase or carry margin stock or will be made available by the Company or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

         7.15 ERISA. Neither Company nor any of its Subsidiaries maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on SCHEDULE 7.15 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any existing liability with respect to any of the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto, and no "reportable event" or "prohibited transaction", as defined in ERISA, has occurred with respect to any Pension Plan, and all such Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA (and, if applicable, any comparable foreign law provisions).

         7.16 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of Company or any of its Subsidiaries is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God or other casualty which has had a Material Adverse Effect, or if such event or condition were to continue for more than ten (10) additional days would reasonably be expected to have a Material Adverse Effect.

         7.17 Environmental and Safety Matters. (a) Each of the Company and its Subsidiaries is in compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environment, including without limitation all Hazardous Material Laws in jurisdictions in which the Company or its Subsidiaries owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or other wastes or holds or has held any interest in real property or otherwise, except for De Minimis Matters or as otherwise disclosed on SCHEDULE 7.17 hereto, and as to such matters disclosed on such Schedule, none will have a Material Adverse Effect.

                  (b) No demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, arising under, relating to or in connection with any applicable Hazardous Material Laws is pending or, to the best knowledge of Company, after due investigation, threatened against the Company or any of its Subsidiaries, any real property in which the Company or any of its Subsidiaries holds or has held an interest or any past or present operation of the Company or any of its Subsidiaries, except as disclosed on SCHEDULE 7.17 hereto, and as to such matters disclosed on such Schedule, none will have a Material Adverse Effect.

                  (c) Neither the Company nor any of its Subsidiaries (i) is, to the best knowledge of Company, after due investigation, the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (ii) has received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any applicable Hazardous Material Laws, or (iii) knows of any basis for any such investigation, notice or violation, except as disclosed on SCHEDULE 7.17 hereto, and as to such matters disclosed on such Schedule, none will have a Material Adverse Effect.

                  (d) No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or, to the best knowledge of Company after due investigation, has occurred on, under or to any real property in which the Company or any of its Subsidiaries holds any interest or on which it performs any of its operations, in violation of any Hazardous Material Law except as disclosed on SCHEDULE 7.17 hereto, and as to such matters disclosed on such Schedule, none will have a Material Adverse Effect.

         7.18 Accuracy of Information. Each of the Company's Financial Statements previously furnished to Agent and the Banks prior to the date of this Agreement, has been prepared in accordance with GAAP and is complete and correct in all material respects and fairly presents the financial condition of Company and the results of its operations for the periods covered thereby; since September 30, 1998 there has been no material adverse change in the financial condition of Company and its Subsidiaries (taken as a whole); to the best knowledge of Company, neither Company nor any of its Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in the September 30, 1998 balance sheets, as applicable, except as set forth on SCHEDULE 7.18 hereof, and at the present time there are no unrealized or anticipated losses from any present commitment of Company or any of its Subsidiaries.

         7.19 Foreign Employee Benefit Plans. Neither the Company nor any Subsidiary is now maintaining or contributing to or has ever maintained or contributed to any Foreign Employee Benefit Plan. Each Foreign Employee Benefit Plan established after the date hereof is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plan. With respect to any Foreign Employee Benefit Plan established after the date hereof and maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate (other than a Foreign Pension Plan) reasonable reserves have been established where required by ordinary accounting practices in the jurisdiction in which such plan is maintained or, in the case of an ERISA Affiliate, the failure to establish such reserves would not have or would not be reasonably likely to have, a material adverse effect on Company and its Subsidiaries (taken as a whole). There are no actions, suits or claims other than routine claims for benefits pending or threatened against the Company, any of its Subsidiaries or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan established after the date hereof or, in the case of an ERISA Affiliate, such actions, suits or claims would not have or would not be reasonably likely to have a Material Adverse Effect.

         7.20 Labor Relations. Neither Company nor any Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Company or any Subsidiary or, to the knowledge of Company, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or, to the knowledge of Company, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Company or any Subsidiary or to the knowledge of Company, threatened against any of them and (iii) no union representation question existing with respect to the employees of Company or any Subsidiary.

         7.21 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Company and its Subsidiaries will each be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by Company to Agent and the Banks in good faith and in exchange for fair, equivalent consideration. Neither Company nor any Subsidiary is insolvent, nor will Company be rendered insolvent by its execution and delivery to Agent and the Banks of this Agreement or by the consummation of the transactions contemplated by this Agreement, and the capital and monies remaining in the Company and its Subsidiaries are not now and will not become so unreasonably small as to preclude Company or its Subsidiaries from carrying on their businesses. Neither Company nor any Subsidiary intends to nor does the management of Company or any Subsidiary believe it will incur debts beyond its ability to pay as they mature. Neither Company nor any Subsidiary contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code, nor does Company or any Subsidiary have any knowledge of any threatened bankruptcy or insolvency proceedings against Company or any Subsidiary.

         7.22 Year 2000. The cost to the Company and its Subsidiaries of any reprogramming and testing which may be required under Section 8.17 hereof and of the reasonably foreseeable consequences of year 2000 to the Company and its Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) is not expected to result in a Default or have a Material Adverse Effect.

         8.       AFFIRMATIVE COVENANTS

         Company covenants and agrees that it will, and, as applicable, it will cause each of its Subsidiaries, until the Revolving Credit Maturity Date and thereafter until final payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement and the other Loan
Documents:

         8.1 Preservation of Existence, Etc. Except as otherwise permitted under this Agreement and except for dissolution of Subsidiaries having no assets or de minimis assets: (i) preserve and maintain its existence and such of its rights, licenses, and privileges as are material to the business and operations conducted by it; (ii) qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties; (iii) continue to conduct and operate its businesses substantially as conducted and operated during the present and preceding fiscal years; (iv) at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition, if the failure to do so in any instance would have a material adverse effect on the financial condition of Company and its Subsidiaries
(taken as a whole); and (v) from time to time make, or cause to be made, all necessary or appropriate repairs, replacements, betterments and improvements thereto such that the businesses carried on in connection therewith may be properly and advantageously conducted at all times, if the failure to do so in any instance would have a Material Adverse effect.

         8.2 Keeping of Books. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of Financial Statements prepared in accordance with GAAP.

         8.3      Reporting Requirements. Furnish Agent with copies for each
Bank:

                  (a) as soon as possible, and in any event within three Business Days after becoming aware of the occurrence of any Default or Event of Default or any other event or occurrence which has or would reasonably be expected to have a materially adverse effect upon the business, property or financial condition of Company and its Subsidiaries (taken as a whole), or upon Company's or any of its Subsidiaries' ability to comply with its obligations hereunder or under any of the other Loan Documents, a written statement of a Responsible Officer of the Company setting forth details of such Default, Event of Default or other event or occurrence and the action which the Company has taken or has caused to be taken or proposes to take or cause to be taken with respect thereto;

                  (b)      as soon as available, and in any event within ninety
         (90) days after and as of the end of each of Company's fiscal years,
         (i) audited Financial Statements of the Company on a Consolidated basis containing the balance sheet of the Company and its Subsidiaries as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such Financial Statements to be prepared in accordance with GAAP and certified by independent certified public accountants of recognized standing selected by Company and acceptable to the Majority Banks and containing unqualified opinions as to the fairness of the statements therein contained; and (ii) a Covenant Compliance Report;

                  (c) as soon as available, and in any event within forty-five (45) days after and as of the end of each fiscal quarter of Company (excluding the last quarter of each fiscal year), (i) copies of Company's Form 10-Q reports and (ii) a Covenant Compliance Report;

                  (d) as soon as available and in any event within one hundred twenty (120) days after the end of each of Company's fiscal years, Company's financial projections for the period commencing on the last day of such fiscal year and ending on the last day of the fiscal year during which the Revolving Credit Maturity Date falls;

                  (e) promptly upon receipt thereof, copies of all reports and management letters prepared with respect to Company or any of its Subsidiaries by any independent certified public accountants in connection with any annual, interim or other audit or review of the books of Company or its Subsidiaries, irrespective of the party requesting such an audit or review;

                  (f) to the extent not previously delivered, promptly upon becoming available, a copy of all Financial Statements, reports, notices, proxy statements and other communications sent by the Company or any of its Subsidiaries to their stockholders, and all regular and periodic reports filed by the Company or any of its Subsidiaries with any securities exchange, the Securities and Exchange Commission, the Corporations and Securities Bureau of the Department of Commerce of the State of Michigan (excluding annual reports) or any governmental authorities succeeding to any or all of the functions of said commission or bureau;

                  (g) promptly, and in form and substance reasonably satisfactory to Agent and the requesting Banks, such other information as Agent or the Majority Banks (acting through Agent) may reasonably request from time to time.

         8.4 Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal quarter of Company a Fixed Charge Coverage Ratio of not less than 3.0 to 1.0.

         8.5 Funded Debt to EBITDA Ratio. Maintain as of the end of each fiscal quarter of Company a Funded Debt to EBITDA Ratio of not more than 3.0 to 1.0.

         8.6 Taxes. Pay and discharge all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith by appropriate proceedings and is reserved for, as required by GAAP, on its balance sheet.

         8.7 Inspections. Permit Agent and each Bank, through their authorized attorneys, accountants and representatives to examine Company's and each of its Subsidiaries' books, accounts, records, ledgers and assets and properties of every kind and description wherever located at all reasonable times during normal business hours, upon reasonable oral or written request of Agent or such Bank, which shall include audits at Company's sole cost and expense (provided that prior to the occurrence of an Event of Default, Company shall not be required to reimburse Agent or any Bank for the cost of more than one audit per year); and permit Agent and each Bank or their authorized representatives, at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified public accountants, and, by this provision, Company authorizes such accountants to discuss the finances and affairs of Company and its Subsidiaries (provided that Company is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records.

         8.8 Compliance with Leases. Comply with the material terms and conditions of any leases covering any premises or real property and any orders, ordinances, laws or statutes of any city, state or other governmental department having jurisdiction with respect to such premises or property, or the conduct of business thereon.

         8.9 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by Company, of this Agreement and the other Loan Documents.

         8.10 Insurance. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of occurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and then current practice would dictate; and deposit with Agent all said policies or copies thereof, including all endorsements thereon and those required hereunder.

         8.11     Compliance with Laws.

                  (a) Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation Hazardous Material Laws), in effect from time to time; and

                  (b) Conduct and complete, or cause to be conducted and completed, all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean-up and remove all Hazardous Materials on or affecting any premises owned or occupied by Company or any of its Subsidiaries, whether resulting from conduct of Company or any of its Subsidiaries or any other Person, if required by Hazardous Material Laws, all such actions shall be taken in accordance with such laws, and the orders and directives of all applicable federal, state and local governmental authorities.

         8.12 Compliance with ERISA. Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan.

         8.13 ERISA Notices. Promptly notify Agent and each of the Banks upon the occurrence of any of the following events:

                  (a) the termination of any Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

                  (b) the appointment of a trustee by a United States District Court to administer any Pension Plan;

                  (c) the commencement by the PBGC, or any successor thereto, of any proceeding to terminate any Pension Plan;

                  (d) the failure of the Company or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

                  (e) the withdrawal of the Company or any Subsidiary from any Pension Plan, including, without limitation, any multiemployer plan; or

                  (f) the occurrence of a "reportable event" which is required to be reported by the Company under Section 4043 of ERISA or a "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code which in either case is likely to have a Material Adverse Effect.

         8.14 Foreign Employee Benefit Plans. Establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plans.

         8.15 Notices re Other Debt. Deliver or cause to be delivered to Agent within five (5) Business Days of receipt thereof a copy of each report, notice or communication regarding potential or actual defaults delivered by or on behalf of Company or any Subsidiary to the trustee under any of the Indentures or to the holders of any instrument evidencing any Debt and each notice or communication received by Company or any Subsidiary from any such trustee or holder.

         8.16 Rating Change. Promptly notify Agent and each of the Banks of any change in Company's Moody's Rating or S&P Rating and furnish Agent and each of the Banks with a copy of any report issued by Moody's or S&P in connection therewith.

         8.17 Year 2000 Requirement. Review the areas in its business and operations which could be materially adversely affected by, and develop a program to address on a timely basis, the risk that computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after

December 31, 1999; and complete by June 1, 1999 any reprogramming required to permit the proper functioning, in and following the year 2000, of computer systems and equipment containing embedded microchips owned or leased by the Company or any of its Subsidiaries and the testing of all such systems and equipment, as so reprogrammed.

         9.       NEGATIVE COVENANTS

         Company covenants and agrees that, until the Revolving Credit Maturity Date and thereafter until final payment in full of the Indebtedness and the performance by Company of all other obligations under this Agreement and the other Loan Documents, without the prior written consent of the Majority Banks it will not, and will not permit the Subsidiaries (including without limitation Subsidiaries acquired or created after the date hereof) to:

         9.1 Capital Structure and Redemptions. Purchase, acquire or redeem any of its capital stock (other than redemptions of the capital stock of Company not to exceed the Stock Redemption Cap) or make any material change in its capital structure other than the issuance of additional capital stock and options with respect thereto.

         9.2 Business Purposes. Make any material changes in its business objects or engage in business other than the Core Business.

         9.3 Mergers or Dispositions. Enter into any merger or consolidation, except for Permitted Mergers, or sell, lease, transfer, relocate or dispose of all, substantially all, or any material part of its assets, except for Permitted Transfers.

         9.4 Indebtedness. Subject to the provisions of Section 9.16 hereof, become or remain obligated for any Debt, except for:

                  (a)      the Indebtedness;

                  (b) current unsecured trade, utility and non-extraordinary accounts payable arising in the ordinary course of Company's or any Subsidiary's business (including any such payables assumed by Company or a Subsidiary in connection with a Permitted Acquisition) and other Debt arising in the ordinary course of Company's or any Subsidiary's business;

                  (c) Permitted Senior Debt, Permitted Subordinated Debt and other existing Debt as set forth on SCHEDULE 9.4 annexed hereto;

                  (d) Debt in respect of taxes, assessment, governmental charges and claims for labor, materials or supplies to the extent that payment thereof is not required pursuant to Section 8.7 hereof;


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
                  (e) Debt incurred in connection with the making of Investments permitted under Section 9.8(b) hereof or in connection with the making of an Investment in the form of a loan to Company by a Subsidiary;

                  (f) Debt in respect of interest rate exchange, swap, collar or cap or similar agreements providing interest rate protection and foreign exchange contracts;

                  (g) Secured purchase money Debt (including capitalized leases) not to exceed $15,000,000 in the aggregate at any time outstanding incurred after the date hereof to finance the acquisition of fixed assets, provided that (A) such Debt has a scheduled maturity and is not due on demand and (B) immediately prior to and after giving effect to the incurrence of such Debt no Default or Event of Default has occurred and is continuing; and

                  (h) Other unsecured Debt incurred after the date hereof not to exceed $10,000,000 in the aggregate at any time, provided that
         (A) such Debt has a scheduled maturity and is not due on demand and (B) immediately prior to and after giving effect to the incurrence of such Debt, no Default or Event of Default has occurred and is continuing;

provided, however, in no event shall the Funded Debt of Company and its Subsidiaries exceed $600,000,000 in the aggregate at any time.

         9.5 Liens. Permit or suffer any Lien to exist on any of its properties, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, except:

                  (a)      in favor of Agent, as security for the Indebtedness;

                  (b) purchase money security interests in fixed assets to secure the purchase money Debt permitted under Section 9.4(g) hereof, provided that such security interest is (or was, to the extent such security interest exists at the time of a Permitted Acquisition) created substantially contemporaneously with the acquisition of such fixed assets and does not extend to any property other than the fixed asset so financed and provided further that the sum of all such purchase money Debt outstanding at any time shall not exceed the aggregate amount set forth in Section 9.4(g), hereof; and

                  (c)      the Permitted Encumbrances.

         9.6      Acquisitions. Subject to the provisions of Section 9.8 and
Section 9.16 hereof, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, except for Permitted Acquisitions and Permitted Mergers, provided,


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
however, in no event shall Permitted Acquisitions and Permitted Mergers made or incurred after the date hereof exceed Fifty Million Dollars ($50,000,000) in the aggregate.

         9.7 Dividends. Declare or pay any dividends in cash or property on or make any other distribution in cash or property with respect to any shares of its capital stock or other equity interests, whether by reduction of stockholders' equity or otherwise, except for (i) dividends and other distributions by Subsidiaries to Company and (ii) so long as immediately prior thereto and after giving effect thereto no Default and Event of Default has occurred and is continuing, cash dividends on the capital stock of Company in an amount not to exceed $12,500,000 in the aggregate during any fiscal quarter of Company.

         9.8 Investments. Subject to the provisions of Section 9.16 hereof, make or allow to remain outstanding any Investment in, or any loans or advances to, any Person, firm, corporation or other entity or association, other than:

                           (a)      Permitted Investments;

                           (b) Investments in Subsidiaries and Joint Ventures existing as of the date of this Agreement or established subsequent to the date hereof (in compliance with this Agreement);

                           (c) Permitted Acquisitions (excluding any Investments owned by the target of the Permitted Acquisition not otherwise permitted by Section 9.8(e) below);

                           (d) the Investments set forth on SCHEDULE 9.8, hereto;

                           (e) Investments in any Joint Venture owned by the target of a Permitted Acquisition upon the effective date of such Permitted Acquisition and not made in contemplation of such Permitted Acquisition, which shall not exceed One Million Dollars ($1,000,000) in the aggregate outstanding at any time for all such Investments

                           (f) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

                           (g)      Investments in the form of non-cash
                  consideration received in connection with a Permitted Transfer in accordance with this Agreement;

provided, however, Company shall not make any of the Investments described in clauses (a) through (g) above if immediately prior thereto and after giving effect thereto, a Default or Event of Default shall have occurred and be continuing; and further provided that in no event shall Investments consisting of loans or advances by Company to its Subsidiaries exceed Fifteen Million Dollars ($15,000,000) in the aggregate at any time outstanding.

         9.9 Accounts Receivable. Sell or assign any account, note or trade acceptance receivable, except to Agent on behalf of the Banks or in the ordinary course of business for collection.

         9.10 Transactions with Affiliates. Enter into any transaction with any of its or their stockholders or officers or its or their Affiliates, except in the ordinary course of business and on terms not materially less favorable than would be usual and customary in similar transactions between Persons dealing at arm's length.

         9.11 Permitted Subordinated Debt. (i) Amend, supplement or otherwise modify the Subordinated Indenture or the Subordinated Notes (each as in effect as of the date hereof) or the terms of any other Permitted Subordinated Debt in any way that would be materially less advantageous to the Company or materially adverse to the Banks, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, events of default, remedies and subordination provisions; or (ii) declare or make any payment or prepayment on the Permitted Subordinated Debt if immediately prior to such payment or after giving effect thereto a Default or Event of Default shall have occurred and be continuing.

         9.12 Sale and Leaseback. Become liable, directly or indirectly, with respect to any lease of any real or personal property (i) which it or one of its Subsidiaries sold or transferred or will sell or transfer to any other Person or (ii) which it or one of its Subsidiaries intends to use for substantially the same purpose as any other real or personal property which has been or will be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease.

         9.13 Corporate Documents. Amend, modify or otherwise change any of the terms or provisions of any of its constituent documents (other than its bylaws, in which case, any of the material terms or provisions thereof) as in effect on the date hereof.

         9.14 Fiscal Year. Change its fiscal year for accounting or tax purposes from a period consisting of the twelve month period ending on December 31 of each year.

         9.15 Senior Notes. (i) Amend, supplement or otherwise modify the Senior Indentures or the Senior Notes (each as in effect as of the date hereof) in any way that would be materially less advantageous to the Company or materially adverse to the Banks, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, events of default and remedies; or (ii) purchase, redeem, prepay or repay any principal of, premium, if any, interest or other amount payable in respect of the Senior Notes, other than the Existing Senior Notes, provided that immediately prior and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.


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
         9.16 Maximum Subsidiary Investment Amount. Allow the Maximum Subsidiary Investment Amount to exceed Sixty Eight Million Dollars ($68,000,000) in the aggregate at any time.

         10.      DEFAULTS

         10.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

                  (a) non-payment when due of (i) the principal or interest under any of the Notes issued hereunder in accordance with the terms thereof or (ii) any Fees;

                  (b) non-payment of any money by Company under this Agreement or under any of the Loan Documents, other than as set forth in subsection (a) above, within five (5) Business Days after written notice from Agent that the same is due and payable;

                  (c) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Section 2.7, 8.1, 8.3 through 8.5 (both inclusive), 8.7, 8.9, 8.11, 8.13 through 8.18 (both inclusive), or 9 (in its entirety);

                  (d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by Company and continuance thereof for a period of thirty
         (30) consecutive days;

                  (e) any representation or warranty made by Company herein or in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue or misleading in any material adverse respect when made;

                  (f) default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of Company set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document;

                  (g) default in the payment of or failure to comply with the terms of any other obligation of Company or any of its Subsidiaries for Debt of Company or any of its Subsidiaries in excess of Ten Million Dollars ($10,000,000) in the aggregate which (taking into account applicable periods of notice or cure, if any), would permit the holder or holders thereto to accelerate the Debt or terminate its commitment thereunder;

                  (h) the rendering of any judgment(s) for the payment of money in excess of the sum of Ten Million Dollars ($10,000,000) individually or in the aggregate against Company or any of its Subsidiaries, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of sixty (60) consecutive days, except as covered by adequate insurance with a reputable carrier and to the extent an action is pending in which an active defense is being made with respect thereto; provided, however, if such judgment(s) are in excess of Thirty Million Dollars ($30,000,000) in the aggregate, the entry thereof shall immediately constitute an Event of Default hereunder;

                  (i) the occurrence of an "reportable event", as defined in ERISA, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Pension Plan maintained or contributed to by or on behalf of the Company or any of its Subsidiaries for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent's or any Bank's other rights or remedies hereunder), or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan;

                  (j) the Company or any of its Subsidiaries shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) other than in connection with a Permitted Merger or as otherwise expressly permitted hereunder; or if a creditors' committee shall have been appointed for the business of Company or any of its Subsidiaries; or if Company or any of its Subsidiaries shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's Financial Statements) or becomes the subject of an involuntary petition in bankruptcy, or a reorganization, arrangement or creditor composition proceeding which is not dismissed within sixty
         (60) days of commencement thereof, or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or any of its Subsidiaries); or if an order shall be entered approving any petition for reorganization of Company or any of its Subsidiaries; or the Company or any of its Subsidiaries shall take any action (corporate or other) authorizing or in furtherance of any of the actions described above in this subsection; or

                  (k)      the occurrence of a Change of Ownership or Control.

         10.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (v) the Agent shall, upon being directed to do so by the Majority Banks, declare the Revolving Credit Aggregate Commitment (and any commitment to increase the Revolving Credit


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
Aggregate Commitment) terminated; (w) the Agent shall, upon being directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (x) upon the occurrence of any Event of Default specified in subsection 10.1(j), above, and notwithstanding the lack of any declaration by Agent under preceding clause (w), the entire unpaid principal Indebtedness, including the Notes, shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (y) the Agent shall, upon being directed to do so by the Majority Banks, demand immediate delivery of cash collateral, and the Company and each Account Party agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiration of all outstanding Letters of Credit; and (z) the Agent shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

         10.3 Rights Cumulative. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

         10.4 Waiver by Company of Certain Laws. To the extent permitted by applicable law, Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

         10.5 Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with
Section 14.11 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude any other or further exercise of their rights by Agent or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. Company expressly agrees that this Section may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.


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
         10.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether owing to such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of such Bank, irrespective of whether or not such deposits held or indebtedness owing by such Bank may be contingent and unmatured and regardless of whether any collateral then held by Agent or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to Agent and to Company of the occurrence thereof. The Company hereby grants to the Banks and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Company under this Agreement. The rights of each Bank under this Section 10.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

         11.      PAYMENTS, RECOVERIES AND COLLECTIONS

         11.1     Payment Procedure.

                  (a) All payments by Company of principal of, or interest on, the Notes, or any other Indebtedness, shall be made on the date specified for payment under this Agreement not later than 11:00 a.m. (Detroit time) in immediately available funds to Agent, for the ratable account of the Banks, at Agent's office located at One Detroit Center, Detroit, Michigan 48226, (care of Agent's Eurocurrency Lending Office, for Eurocurrency-based Advances). Upon receipt by the Agent of each such payment, the Agent shall make prompt payment in like funds received to each Bank as appropriate, or, in respect of Eurocurrency-based Advances, to such Bank's Eurocurrency Lending Office.

                  (b) Unless the Agent shall have been notified by Company prior to the date on which any payment to be made by Company is due that Company does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Company has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Company has not in fact remitted such payment to the Agent each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

                  (c) Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

                  (d) Subject to the provisions of Sections 14.12 and 14.14 hereof, all payments to be made by Company hereunder shall be made without set-off or counterclaim and without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority thereof or any federation or organization of which such governmental authority may at the time of payment be a member, unless Company is compelled by law to make payment subject to such tax. In such event, Company shall

                  (i) pay to the Agent, for Agent's own account and/or, as the case may be, for the account of the Banks, such additional amount (the "Gross-Up") as may be necessary to ensure that the Agent and the Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

                  (ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent such certificates or certified copy receipts as the Agent shall reasonably require as proof of the payment by the Company of any such taxes payable by the Company.

         If Agent or any Bank receives a cash refund with respect to taxes paid by Company pursuant to this Section 11.1(d), it shall promptly remit such cash refund, in the amount received, to Company.

         As used herein, the terms "tax", "taxes" and "taxation" include all existing taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest thereon and fines and penalties with respect thereto which may be imposed by reason of any violation or default with respect to the law regarding such tax, assessed as a result of or in connection with the transactions hereunder, or the payment and or receipt of funds hereunder, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against Company, Agent or any of the Banks).

         11.2 Pro-rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Indebtedness, such Bank shall purchase from the other

Banks such participations in the Revolving Credit Notes and/or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably in accordance with the Percentage with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         11.3 Deposits and Accounts. In addition to and not in limitation of any rights of any Bank or other holder of any of the Notes under applicable law, each Bank and each other such holder shall, upon acceleration of the Indebtedness under the Notes and without notice or demand of any kind, have the right to appropriate and apply to the payment of the Notes owing to it any and all balances, credits, deposits, accounts or moneys of Company then or thereafter with such Bank or other holder; provided, however, that any such amount so applied by any Bank or other holder on any of the Notes owing to it shall be subject to the provisions of Section 11.2, hereof.

         12.      CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

         12.1 Reimbursement of Prepayment Costs. If Company makes any payment of principal with respect to any Eurocurrency-based Advance or Quoted Rate Advance (or converts or refunds, or attempts to convert or refund any such Advance) on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Company fails to borrow, refund or convert any Eurocurrency-based Advance or Quoted Rate Advance after notice has been given by Company to Agent in accordance with the terms hereof requesting such Advance, or if Company fails to make any payment of principal or interest in respect of a Eurocurrency-based Advance or Quoted Rate Advance when due, Company shall reimburse Agent and each Bank, as the case may be, on demand for any resulting loss, cost or expense incurred by Agent and Banks, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by Company to Agent and Banks, as the case may be, may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to any Bank (including Swing Line Bank) under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurocurrency-based Advance or Quoted Rate Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Agent and Banks shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

         12.2 Agent's Eurocurrency Lending Office. For any Advance to which the Eurocurrency-based Rate is applicable, if Agent shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent, Agent shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

         12.3 Circumstances Affecting Eurocurrency-based Rate Availability. If with respect to any Interest Period, Agent or any of the Banks (after consultation with Agent) shall determine that, by reason of circumstances affecting the interbank markets generally, deposits in Eurocurrencys in the applicable amounts are not being offered to the Agent or such Bank for such Interest Period, then Agent shall forthwith give notice thereof to the Company. Thereafter, until Agent notifies Company that such circumstances no longer exist, the obligation of Banks to make Eurocurrency-based Advances, and the right of Company to convert an Advance to or refund an Advance as a Eurocurrency-based Advance shall be suspended, and the Company shall repay in full (or cause to


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
be repaid in full) the then outstanding principal amount of each such Eurocurrency-based Advance covered hereby together with accrued interest thereon, any amounts payable under Section 12.1, hereof, and all other amounts payable hereunder on the last day of the then current Interest Period applicable to such Advance. Upon the date for repayment as aforesaid and unless Company notifies Agent to the contrary within two (2) Business Days after receiving a notice from Agent pursuant to this Section, such outstanding principal amount shall be converted to a Prime-based Advance as of the last day of such Interest Period.

         12.4 Laws Affecting Eurocurrency-based Advance Availability. In the event that any applicable law, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not currently applicable to any Bank or the Agent or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Agent or any of the Banks (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, such Bank, or the Agent, shall notify the Company (and the Agent, as the case may be) and the right of Company to convert an Advance or refund an Advance as a Eurocurrency-based Advance, shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, Company shall immediately prepay such Advance, together with interest to the date of payment, and any amounts payable under
Section 12.1 with respect to such prepayment and the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto.

         12.5 Increased Cost of Eurocurrency-based Advances. In the event that any applicable law, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not currently applicable to any Bank or the Agent or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks (or their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

                  (a) shall subject the Agent or any of the Banks (or their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or any Note or shall change the basis of taxation of payments to the Agent or any of the Banks of the principal of or interest on any Advance or any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income or revenues of the Agent or of any of the Banks (or their respective Eurocurrency Lending Offices) imposed by the United States of America or the jurisdiction in which such Bank's principal executive office is located); or


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
                  (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Agent or any of the Banks (or their respective Eurocurrency Lending Offices) or shall impose on the Agent or any of the Banks or the interbank markets any other condition affecting any Advance or any of the Notes;

and the result of any of the foregoing is to increase the costs to the Agent or any of the Banks of making, funding or maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by the Agent or any of the Banks under this Agreement or under the Notes in respect of a Eurocurrency-based Advance then Agent or Bank, as the case may be, shall promptly notify the Company of such fact and demand compensation therefor and, within fifteen (15) days after such notice, Company agrees to pay to Agent or such Bank such additional amount or amounts as will compensate Agent or such Bank or Banks for such increased cost or reduction. A certificate of Agent or such Bank setting forth the basis for determining such additional amount or amounts necessary to compensate or such Bank or Banks shall be conclusively presumed to be correct save for manifest error.

         12.6 Other Increased Costs. In the event that after the date hereof the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Bank or Agent (or any corporation controlling such Bank or Agent) and such Bank or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or Agent's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank's or Agent's (or such controlling corporation's) capital as a consequence of such obligations or Advances hereunder to a level below that which such Bank or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Agent to be material, then the Company shall pay to such Bank or Agent, as the case may be, from time to time, upon request by such Bank or Agent, additional amounts sufficient to compensate such Bank or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank's or Agent's obligations or Advances hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank or Agent, as the case may be, shall be submitted by such Bank or by Agent to the Company, reasonably promptly after becoming aware of any event described in this
Section 12.6 and shall be conclusive, absent manifest error in computation.


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
         13.      AGENT

         13.1 Appointment of Agent. Each Bank and the holder of each Note irrevocably appoints and authorizes the Agent to act on behalf of such Bank or holder under this Agreement and the Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including in-house and outside attorneys' fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Company under this Agreement or the Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Company, pro rata according to such Bank's Percentage. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense. If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

         13.2 Deposit Account with Agent. Company hereby authorizes Agent, in Agent's sole discretion, to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

         13.3 Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent). Neither Agent nor any of its directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Banks or in the absence of their own gross negligence or wilful misconduct, nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Company of its obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit. Agent shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for Company), independent


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
public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         13.4 Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Company and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Banks, and, so long as no Default or Event of Default has occurred and is continuing, to Company; provided, that Company shall be entitled to deal with the Agent until receiving notice of appointment of a successor agent. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor which is one of the Banks to act until such appointment by the Majority Banks is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the provisions of this Article 13 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         13.5 Loans by Agent. Comerica Bank and its successors and assigns, in its capacity as a Bank hereunder, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Company (or the Subsidiaries of Company) as if it were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

         13.6 Credit Decisions. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the Financial Statements of Company and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or


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
not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

         13.7 Agent's Fees. Commencing on January 4, 1999 and on the first Business Day of each succeeding year until the Indebtedness has been repaid and no commitment to fund any Advance hereunder is outstanding, Company shall pay to Agent an annual agency fee and such other fees and charges as set forth in a letter agreement between Company and Agent dated October 26, 1998 (and executed by Company on October 30, 1998), as may be amended, restated, and replaced from time to time. The Agent's Fees described in this Section 13.7 shall not be refundable under any circumstance.

         13.8 Authority of Agent to Enforce Notes and This Agreement. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Notes and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to Company, or any of its Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the Loan Documents.

         13.9 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by Company, but without limiting any obligation of Company to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by Company, but without limiting the obligation of Company to make such reimbursement. Each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any amounts owing to the Agent by the Banks pursuant to this Section. If the indemnity furnished to the Agent under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished.


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
         13.10 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a "notice of default" by a Bank or by Company. Upon receiving such a notice, the Agent shall promptly notify each Bank of such Event of Default and provide each Bank with a copy of such notice. Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices or other information required to be provided by Company under this Agreement.

         13.11 Agent's Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or all of the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite Percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

         13.12 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the other Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

         14.      MISCELLANEOUS

         14.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all Financial Statements required to be delivered hereunder shall be prepared in accordance with GAAP.

         14.2 Consent to Jurisdiction. Company and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents


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
and Company and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. Company irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Company in a notice to the other parties that complies as to delivery with the terms of
Section 14.6. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against Company or any of its property in the courts of any other jurisdiction. Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

         14.3 Law of Michigan. This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan except as and to the extent expressed to the contrary in any of the Loan Documents. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         14.4 Interest. In the event the obligation of Company to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to each Bank's Percentage shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

         14.5 Closing Costs and Other Costs; Indemnification. (a) Company agrees to pay, or reimburse the Agent for payment of, on demand (i) all reasonable closing costs and expenses, including, by way of description and not limitation, in-house and outside attorney fees and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and
(iii) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of outside counsel (but without duplication of fees and expenses for the same services) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Banks


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from paying any amount under, or otherwise relating in any way to, any Letter of
Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit. At Agent's option, all of said amounts required to be paid by Company, if not paid when due, may be charged by Agent as a Prime-based Advance against the Indebtedness.

                  (b) Company agrees to indemnify and save Agent and each of the Banks harmless from all loss, cost, damage, liability or expenses, including reasonable in-house and outside attorneys' fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Agent and the Banks by reason of an Event of Default, or enforcing the obligations of Company under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the other Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 14.5(b).

                  (c) Company agrees to defend, indemnify and hold harmless Agent and each of the Banks, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature arising out of or related to (i) the presence, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Company or any of its Subsidiaries, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, (iv) the cost of removal of all Hazardous Materials from all or any portion of any premises owned by Company or its Subsidiaries, (v) the taking of necessary precautions to protect against the release of Hazardous Materials on or affecting any premises owned by Company or any of its Subsidiaries, (vi) complying with all Hazardous Material Laws and/or
(vii) any violation of Hazardous Material Laws, including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Bank in connection with the violation of Hazardous Material Laws (whether before or after the occurrence of any Default or Event of Default hereunder), court costs and litigation expenses, excluding however, those arising as a result of its or their gross negligence or willful misconduct. The obligations of Company under this Section 14.5(c) shall be in addition to any and all other obligations and liabilities Company may have to Agent or any of the Banks at common law or pursuant to any other agreement.

         14.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on the signature pages hereof or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 14.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered


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or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

         14.7 Further Action. Company, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the other Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

         14.8     Successors and Assigns; Participations; Assignments.

                  (a) This Agreement shall be binding upon and shall inure to the benefit of Company, the Agent and the Banks and their respective successors and assigns.

                  (b) The foregoing shall not authorize any assignment by Company of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Banks.

                  (c) Company and Agent acknowledge that each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Bank's rights and obligations hereunder and under the other Loan Documents to any commercial bank, savings and loan association, insurance company, pension fund, mutual fund, loan or debt fund, commercial finance company or other similar financial institution, the identity of which institution is approved by Company and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Company shall not be required upon the occurrence and during the continuance of a Default or Event of Default, and (ii) the approval of Company and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Bank, any other Bank or any Federal Reserve Bank. Company authorizes each Bank to disclose to any prospective assignee or participant, once approved by Company and Agent, any and all financial information in such Bank's possession concerning Company which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 14.13 hereof.


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                  (d)      Each assignment by a Bank of any portion of its
rights and obligations hereunder and under the other Loan Documents shall be made pursuant to an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as EXHIBIT J (with appropriate insertions acceptable to Agent) and shall be subject to the terms and conditions hereof, and to the following restrictions:

                        (i) each assignment shall cover all of the Notes issued by Company hereunder to the assigning Bank (and not any particular note or notes), and shall be for a fixed and not varying percentage thereof, with the same percentage applicable to each such Note;

                       (ii) each assignment shall be in a minimum amount of Ten Million Dollars ($10,000,000) and to the extent the assignment is less than the entire Bank's interest, the assigning Bank retains at least a $10,000,000 interest; and

                      (iii) no assignment shall be effective unless Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,500 for each such assignment.

In connection with any assignment, Company and Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; and (y) the assigning Bank shall have delivered to the Agent the original of each Note held by the assigning Bank under this Agreement. From and after the date on which the Agent shall notify Company and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Bank under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.
Within five (5) Business Days following Company's receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming Company has consented to such assignment (if its consent is required), Company shall, to the extent applicable, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, new Note(s) payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder shall be executed and delivered by Company. Agent, the Banks and Company acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to Company and each of the Banks a revised EXHIBIT C to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment.

                  (e) Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable participation agreement):

                        (i) such Bank shall remain the holder of its Notes hereunder, notwithstanding any such participation;

                       (ii)         except as expressly set forth in this
                                    Section 14.8(e) with respect to rights of setoff and the benefits of Section 12 hereof, a participant shall have no direct rights or remedies hereunder;

                      (iii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

                       (iv) such Bank shall retain the sole right and responsibility to enforce the obligations of Company relating to the Notes and the other Loan Documents, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant, except for those matters covered by Section 14.11(a) through
                                    (e) and (h) hereof (provided that a
                                    participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and Company, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank's rights and duties hereunder).

Company agrees that each participant shall be deemed to have the right of setoff under Section 10.6 hereof in respect of its participation interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the Indebtedness were owing directly to it as a Bank under this Agreement, shall be subject to the pro rata recovery provisions of Section 11.2 hereof and shall be entitled to the benefits of Section 12 hereof but not in excess of the amount that would have been payable to the Bank from which it received the participation if no such participation had been granted. The amount, terms and conditions of any participation shall be as set forth in the participation agreement between the issuing Bank and the Person purchasing such participation, and none of Company, the Agent and the other Banks shall have any responsibility or obligation with respect thereto, or to any Person to whom any such participation may be issued. No such participation shall relieve any issuing Bank of any of its obligations under this Agreement or any of the other Loan Documents, and all actions hereunder shall be conducted as if no such participation had been granted.

                  (f) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

         14.9 Indulgence. No delay or failure of Agent and the Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any other or further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and the Banks hereunder are cumulative and are not exclusive of any rights or remedies which Agent and the Banks would otherwise have.

         14.10 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

         14.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Company if a signatory thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) except as contemplated by Section 2.11 hereunder, increase any Bank's commitment hereunder, (b) reduce the principal of, or interest on, the Notes or any Fees (other than the Agent's Fees) or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any Fees (other than the Agent's Fees) or other amounts payable hereunder, (d) waive any Event of Default specified in Section 10.1(a) or (b) hereof, (e) release or defer the granting or perfecting of a Lien in any collateral or release any guaranty or similar undertaking provided by any Person, or alter the required priority of any Lien or terminate or modify any indemnity provided to the Banks hereunder or under the Loan Documents, in each case except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (f) take any action which requires the signing of all Banks pursuant to the terms of this Agreement or any other Loan Document, (g) change the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action under this Agreement or any other Loan Document, or (h) change the definition of "Majority Banks" or this Section 14.11; provided further, that no amendment, wavier or consent shall, unless in writing signed by the Swing Line Bank do either of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed any payment of principal of, or interest on, the Swing Line Note; provided further, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to "Banks" or "the Banks" shall refer to all Banks, unless expressly stated to refer to Majority Banks.

         14.12 Taxes and Fees. Should any documentary, stamp or similar tax (other than a franchise tax or tax based upon the net income of any Bank or Agent imposed by the jurisdiction in which such Bank or Agent have their respective principal executive offices), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents (or the execution, filing or recording thereof) or any amendment, modification or supplement hereof or thereof, Company agrees to pay the same together with any interest or penalties thereon and agrees to hold the Agent and the Banks harmless with respect thereto.

         14.13 Confidentiality. Each Bank agrees that it will not disclose without the prior written consent of Company (other than to its employees, to another Bank or to its auditors or counsel) any information with respect to Company, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Bank from any third party under no duty of confidentiality to Company, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any permitted transferee or assignee or to any permitted participant of, or with respect to, the Notes, as aforesaid so long as such transferee, assignee or participant agrees in writing to be bound by the terms and conditions of this
Section 14.13. Each Bank shall give notice to Company of any disclosure made by such Bank under this Section unless such notice is prohibited by law, order, regulation or ruling.

         14.14 Withholding Taxes. If any Bank is not incorporated under the laws of the United States or a state thereof, such Bank shall, prior to the effective date of this Agreement in the case of the lenders which are Banks as of the date of this Agreement and prior to the effective date of any assignment permitted under Section 14.8 hereof in the case of any lender which becomes a Bank after the date hereof, deliver to the Agent two executed copies of (i) Internal Revenue Service Form 1001 specifying the applicable tax treaty between the United States and the jurisdiction of such Bank's domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form 4224 evidencing that the income to be received by such

Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent and Company that such Bank is exempt from United States income tax withholding with respect to such income. Such Bank shall amend or supplement any such form or evidence (and submit new forms or evidence upon the expiration of any forms or other evidence previously delivered to Agent) as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Company, each Bank and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Company with such forms, certificates or other documents as may be reasonably necessary to allow the Company to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 11.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such Bank or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby. Notwithstanding any provision of this Section 14.14 or Section 11.1(d) to the contrary, Company shall have no obligation to pay a Gross-Up with respect to withholding tax paid by Company pursuant to Section 11.1(d) to the extent such Gross-Up results from any agreement or certificate delivered pursuant to this Section having been incorrect in any material respect when made.

         14.15 Power of Attorney. Company does hereby make, constitute and appoint any officer or agent of Agent as its true and lawful attorney-in-fact, with power, upon the occurrence of any Event of Default (exercisable only so long as such Event of Default is continuing and with full power of substitution), to endorse its name, or the names of any of its officers or agents, upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance) in full or part payment of any amounts owing to the Banks; to sign and endorse the name of Company, and/or any of its officers or agents, upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts of the Company, and any instrument or document relating thereto or to Company's rights therein; to request from any insurance company providing insurance coverage in accordance with Section 6.14 hereof to issue certificates of insurance, at Company's expense, evidencing the loss payable provisions required under Section 6.14 hereof; to execute on behalf of Company any financing statements, amendments, subordinations or other filings pursuant to this Agreement or any of the Loan Documents, granting unto Agent, as the attorney-in-fact of Company, full power to do any and all things necessary to be done in and about the Company's premises as fully and effectually as Company might or could do, and hereby ratifying all that any said attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney described herein shall be deemed coupled with an interest and shall be irrevocable until the Revolving Credit Maturity Date and thereafter until payment in full of all the Indebtedness and the performance by Company of all other obligations under this Agreement and the Loan Documents.

         14.16 WAIVER OF JURY TRIAL. THE BANKS, THE AGENT AND THE COMPANY AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT, NOR COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

         14.17 Complete Agreement; Conflicts. This Agreement, the Notes, any Requests for Revolving Credit Advance, any Requests for Swing Line Advance, and the other Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

         14.18 Severability. In case any one or more of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

         14.19 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

         14.20 Construction of Certain Provisions. If any provision of this Agreement or any of the other Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

         14.21 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

         14.22 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, Financial Statement or other document furnished by or on behalf of Company or any Subsidiary in connection with this Agreement or any of the other Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of Company set forth in Sections 12.1, 12.6, and 14.5 hereof (together with any other indemnities of Company or any Subsidiary contained elsewhere in this Agreement or in any of the other Loan Documents) and of Banks set forth in Section 13.9 hereof shall, notwithstanding anything to the contrary contained in this Agreement, survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

         14.23 Effective Upon Execution. This Agreement shall become effective upon the execution hereof by Banks, Agent and Company and the issuance by Company of the Notes hereunder and satisfaction of all conditions precedent forth herein, and shall remain effective until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder or under any of the other Loan Documents, whether optional or obligatory, remains outstanding.

         14.24 Payment of Fees. Concurrent with the execution and delivery of this Agreement, Company shall pay to the Agent all costs and expenses required hereunder to be paid to Agent upon execution of this Agreement.


                [The rest of this page intentionally left blank.]

         WITNESS the due execution hereof as of the day and year first above written.


COMPANY:                                    VALASSIS COMMUNICATIONS, INC.



                                            By:_____________________________
                                                  Barry P. Hoffman
                                            Its: Secretary
                                            19975 Victor Parkway
                                            Livonia, Michigan 48152
                                            Attn: Barry P. Hoffman, Esq.
                                            Telephone (734) 591-3000
                                            Facsimile No. (734) 591-4460



AGENT:                                      COMERICA BANK,
                                              as Agent



                                            By:_____________________________


                                            Its:____________________________
                                            One Detroit Center
                                            500 Woodward Avenue
                                            23rd Floor
                                            Detroit, Michigan 48226
                                            Attention: M. Scot Zimmerman

REVOLVING CREDIT BANKS:

Operations Contact:                         COMERICA BANK

Comerica Bank
One Detroit Center                          By:_____________________________
500 Woodward Ave.
MC 3289                                     Its:____________________________
Detroit, Michigan 48226                     One Detroit Center
Attention: Nekold Oliphant                  500 Woodward Avenue, 23rd Floor
Telephone No. (313) 222-5270                Detroit, Michigan 48226
Facsimile No. (313) 222-5199                Attention: M. Scot Zimmerman
                                            Telephone: (313) 222-3078
                                            Facsimile No. (313) 961-8516


Operations Contact:                         HARRIS TRUST AND SAVINGS BANKS

Harris Trust and Savings Bank
111 W. Monroe, 17th Floor West              By:_____________________________
Chicago, Illinois 60603                              Kirby M. Law
Attention: Arlett Hall                      Its:     Vice President
Telephone No. (312) 461-2786                111 West Monroe Street, Tenth Floor West
Facsimile No. (312) 293-5283                Chicago, Illinois 60603
                                            Attention: Kirby Law
                                            Telephone: (312) 461-2735
                                            Facsimile No. (312) 461-5225


Operations Contact:                         KEYBANK NATIONAL ASSOCIATION

KeyBank National Bank
OH-01-27-0606                               By: ____________________________
127 Public Square                                    Richard A. Pohle
Cleveland, Ohio 44114
Attention: Kathy Koenig                     Its:     Senior Vice President
Telephone: (216) 689-4228                   OH-01-27-0606
Facsimile (216) 689-4981                    127 Public Square
                                            Cleveland, Ohio 44114
                                            Telephone: (216) 689-4446
                                            Facsimile: (216) 689-4981

SWING LINE BANK:                            COMERICA BANK


                                            By:___________________________

                                            Its:__________________________
                                            One Detroit Center
                                            500 Woodward Avenue, 23rd Floor
                                            Detroit, Michigan 48226
                                            Attention: M. Scot Zimmerman
                                            Telephone: (313) 222-3078
                                            Facsimile No. (313) 961-8516

                                   EXHIBIT "A"


                           COVENANT COMPLIANCE REPORT


To:      Comerica Bank

         Re: Valassis Communications, Inc. Credit Agreement dated as of November 16, 1998 (as amended from time to time, the "Agreement")


         This Covenant Compliance Report ("Report") is furnished pursuant to
Section 8.3 of the Agreement and sets forth various information as of
              , 19   (the "Computation Date").

Part I.

         1. Fixed Charge Coverage Ratio. On the Computation Date, the Fixed Charge Coverage Ratio, which is required to be not less than 3.0 to 1.0,
was    to 1.0 as computed in the supporting documents attached hereto as
Schedule 1.

         2. Funded Debt to EBITDA Ratio. As of the Computation Date, the Funded Debt to EBITDA Ratio, which is required to be not more than 3.00 to 1.0,
was       to 1.0 as computed in the supporting documents attached hereto as
Schedule 2.

         3. Capital Stock Redemptions. As of the Computation Date, the aggregate redemptions of the capital stock of Company, which is required to be
not more than the sum of $75,000,000 plus 50% of Net Income from              ,
1998 through such date, was $              , as computed in the supporting
documents attached hereto as Schedule 3.

         4. Cash Dividends. As of the Computation Date, the cash dividends on the capital stock of Company made during the fiscal quarter (or portion thereof) ending on such date, which is required to be not more than $12,500,000,
was $              , as computed in the supporting documents attached hereto as
Schedule 4.

         5.       Subordinated Indebtedness. As of the Computation Date, (i) the
aggregate outstanding Permitted Subordinated Indebtedness was $              and
(ii) the aggregate purchase, redemption, prepayment or repayment of Permitted Subordinated Indebtedness during the fiscal quarter (or portion thereof) ending
on such date was $                  , as computed in the supporting documents
attached hereto as Schedule 5.

         6.       Permitted Senior Indebtedness. As of the Computation Date (i)
the aggregate outstanding Permitted Senior Indebtedness was $              and
(ii) the aggregate purchase, redemption, prepayment or repayment of the Senior Notes during the fiscal quarter (or portion
thereof) ending on such date was $              , as computed in the supporting
documents attached hereto as Schedule 6.


Part II.

         The undersigned officer of Company hereby certifies that:

         A. All of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

         B. As of the Computation Date, the Company has observed and performed all of its covenants and other agreements contained in the Agreement and in the Notes and any other Loan Documents to be observed, performed and satisfied by them.

         C. I have reviewed the Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

         D. Except as stated in Schedule 7 hereto (which shall describe any existing Event of Default or event which with the passage of time and/or the giving of notice, would constitute an Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Company), no Event of Default, or event which with the passage of time and/or the giving of notice would constitute an Event of Default, has occurred and is continuing on the date of this Report.

         Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Agreement.

         IN WITNESS WHEREOF, Company has caused this Report to be executed and
delivered by its duly authorized officer this  day of            , 19  .


                                       VALASSIS COMMUNICATIONS, INC.



                                       By:_____________________________

                                       Its:____________________________

                                   EXHIBIT "B"


                              REVOLVING CREDIT NOTE

$______________                                                November 16, 1998


         On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Valassis Communications, Inc., a Delaware corporation ("Company") promises to pay to the
order of [insert Bank] ("Bank") at     , in lawful money of the United States of
America, the sum of [Insert Amount derived from Percentages] Dollars ($   ), or
so much of said sum as may from time to time have been advanced and then be outstanding hereunder pursuant to the Valassis Communications, Inc. Credit Agreement dated as of November 16, 1998, made by and among the Company, certain banks, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

         Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

         Nothing herein shall limit any right granted Bank by any other instrument or by law.


                                      VALASSIS COMMUNICATIONS, INC.



                                      By:__________________________________
                                Barry P. Hoffman
                                      Its: Secretary

                                   EXHIBIT "C"


                                   PERCENTAGES



    Bank                                                          Percentage
    ----                                                          ----------

Comerica Bank                                                           45%

Harris Trust and Savings Bank                                           30%

KeyBank National Association                                            25%
                                                                 -----------
                                                                        100%

                                   EXHIBIT "D"


                      REQUEST FOR REVOLVING CREDIT ADVANCE


No._________________                                  Dated:__________________

To:      Comerica Bank - Agent

Re: Valassis Communications, Inc. Credit Agreement by and among Comerica Bank (individually and as Agent), the lenders from time to time parties thereto (collectively, "Banks"), and Valassis Communications, Inc. ("Company") dated as of November 16, 1998 (as amended from time to time, the "Agreement").



         Pursuant to the Agreement, the Company requests a Revolving Credit Advance from Banks as follows:

         A.       Date of Advance:________________________

         B.       Amount of Advance:

                  $__________________________

                  [ ]      Comerica Bank Account No. _______________

                  [ ]      Other:   __________________________________
                                    __________________________________

         C.       Type of Activity:

                  1.       Advance                   [ ]
                  2.       Refunding of an Advance   [ ]
                  3.       Conversion                [ ]

         D.       Interest Rate:

                  1.       Prime-based Rate          [ ]
                  2.       Eurocurrency-based Rate   [ ]

         E.       Interest Period (for Eurocurrency-based Advances only):

                  1.       One (1) Month             [ ]
                  2.       Two (2) Months            [ ]
                  3.       Three (3) Months          [ ]
                  4.       Six (6) Months            [ ]

         The Company certifies to the matters specified in Sections 2.3(e) and
6.7 of the Agreement.


                                            VALASSIS COMMUNICATIONS, INC.



                                            By:___________________________

                                            Its:__________________________

Agent Approval:____________________

                                   EXHIBIT "E"

                         REQUEST FOR SWING LINE ADVANCE

No._________________                                  Dated:__________________


To:      Comerica Bank, Swing Line Bank

Re: Valassis Communications, Inc. Credit Agreement by and among Comerica Bank (individually and as Agent), the lenders from time to time parties thereto (collectively, "Banks"), and Valassis Communications, Inc. ("Company") dated as of November 16, 1998 (as amended from time to time, the "Agreement").


         Pursuant to the Agreement, the Company requests a Swing Line Advance from the Swing Line Bank as follows:


         A.       Date of Advance:_____________________

         B.       Amount of Advance:

                  $____________________


                  [ ]      Comerica Bank Account No. _______________

                  [ ]      Other:   __________________________________
                                    __________________________________

         C.       Interest Rate:

                  1.       Prime-based Rate          [ ]
                  2.       Quoted Rate               [ ]

         D.       Interest Period:

                  1.   ________________  days(1)



----------------------------------
     (1)Insert up to 30 days.

         The Company certifies to the matters specified in Sections 4.3(e) and
6.7 of the Agreement.



                                            VALASSIS COMMUNICATIONS, INC.



                                            By:_________________________

                                            Its:________________________


Swing Line Bank Approval:___________________

                                   EXHIBIT "F"

                                 SWING LINE NOTE

$10,000,000                                                    November 16, 1998


         On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, VALASSIS COMMUNICATIONS, INC., a Michigan corporation ("Company") promises to pay to the order of Comerica Bank ("Bank") at 500 Woodward Avenue, Detroit, Michigan in lawful money of the United States of America, the sum of Ten Million Dollars ($10,000,000), or so much of said sum as may from time to time have been advanced and then be outstanding hereunder pursuant to Article 4 of the Credit Agreement dated as of November 16, 1998, executed by and among the Company, certain banks, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

         The unpaid principal indebtedness from time to time outstanding under this Note shall be due and payable on the last day of the Interest Period applicable thereto or as otherwise set forth in the Agreement, provided that no Swing Line Advance may mature or be payable on a day later than the Revolving Credit Maturity Date.

         Each of the Swing Line Advances made hereunder shall bear interest at the Prime-based Rate or the Quoted Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances, repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

         Nothing herein shall limit any right granted Bank by any other instrument or by law.


                                   VALASSIS COMMUNICATIONS, INC.



                                   By:__________________________
                                            Barry P. Hoffman
                                   Its: Secretary

                                   EXHIBIT "G"


                             LETTER OF CREDIT NOTICE


TO:      Members of the Bank Group

RE: Issuance of Letter of Credit pursuant to Article 3 of the Valassis Communications, Inc. ("Company") Credit Agreement (as amended from time to time, "Agreement") dated November 16, 1998 between Company, Agent and the Banks.


         On ______________________, 19__,(2) Agent, in accordance with Article 3 of the Agreement, issued its Letter of Credit number______________ , in favor of _______________ (3) for the account of Company [and ____________________ ].(4)
The face amount of such Letter of Credit is $________. The amount of each Bank's participation in the Letter of Credit is as follows:(5)

         Comerica Bank                                        $________________

         ____________________________________                 $________________

         ____________________________________                 $________________

         ____________________________________                 $________________

         ____________________________________                 $________________

         This notification is delivered this______day of____________ , 19__, pursuant to Section 3.3 of the Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Agreement.

                                   Signed:

                                   COMERICA BANK



-------------------------
         (2)Date of Issuance

         (3)Beneficiary

         (4)Other Account Party (i.e. Subsidiary of Company), if any

         (5)Amounts based on Percentages

                                               By:______________________

                                               Its:_____________________


                                   EXHIBIT "H"


                                     FORM OF
                    SWING LINE LOAN PARTICIPATION CERTIFICATE


                                                            _____________ , 19__


[Name of Bank]


_________________________


_________________________



Dear Sirs:

         Pursuant to subsection 4.5(b) of the Credit Agreement dated as of November 16, 1998, among Valassis Communications, Inc., the Banks named therein and Comerica Bank, as Agent, the undersigned hereby acknowledges receipt from you of $__________ as payment for a participating interest in the following Swing Line Loan:

         Date of Swing Line Loan:___________________________

         Principal Amount of Swing Line Loan:_________________

The participation evidenced by this certificate shall be subject to the terms and conditions of the Agreement including without limitation Section 4.5(b) thereof.



                                             Very truly yours,

                                             COMERICA BANK, as Agent

                                               By:______________________

                                               Its:_____________________

                                   EXHIBIT "I"

                            FORM OF NEW BANK ADDENDUM


         NEW BANK ADDENDUM, dated ____________________ , to the Valassis Communications Inc. Credit Agreement dated as of November 16, 1998 (as amended from time to time, the "Credit Agreement"), among Valassis Communications, Inc. ("Company"), each of the financial institutions parties thereto (collectively, the "Banks") and Comerica Bank, as Agent for the Banks.


                              W I T N E S S E T H:


         WHEREAS, the Credit Agreement provides in Section 2.11 thereof that a financial institution, although not originally a party thereto, may become a party to the Credit Agreement with the consent of the Company and the Agent by executing and delivering to the Agent a New Bank Addendum to the Credit Agreement in substantially the form of this new bank addendum; and

         WHEREAS, the undersigned New Bank was not an original party to the Credit Agreement but now desires to become a party thereto;

         NOW, THEREFORE, the New Bank hereby agrees as follows:

         The New Bank hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The New Bank acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its commitment been granted and its loans been made directly by such New Bank to the Company without the intervention of the Agent or any other Bank; and (b) has made and will continue to make, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Bank further acknowledges and agrees that the Agent has not made any representations or warranties about the creditworthiness of the Company or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents.

         New Bank represents and warrants that it is a Person to which assignments are permitted pursuant to Sections 14.9(c) and (d) of the Credit Agreement.

         Except as otherwise provided in the Credit Agreement, effective as of the Effective Date (as defined below):

         (a) the New Bank (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

         (b) the New Bank shall be a Bank and its Percentage of the Revolving Credit (and its risk participation in Letters of Credit) shall be as set forth in the attached revised Exhibit C (Percentages); provided any fees paid prior to the Effective Date, including any Letter of Credit Fees, shall not be recalculated, redistributed or reallocated by Company, Agent or the Banks.

         As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

         (1) the Company shall have paid to the Agent, all interest, fees (including the Facility Fee) and other amounts, if any, accrued to the Effective Date for which reimbursement is then owing under the Credit Agreement;

         (2) New Bank shall have remitted to the Agent funds in an amount equal to its Percentage of all Advances of the Revolving Credit outstanding as of the Effective Date; and

         (3) the Company shall have executed and delivered to the Agent for the New Bank, new Revolving Credit Notes payable to such New Bank in the face amount of such New Bank's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this New Bank Addendum, and any other New Bank Addendum executed concurrently herewith).

         The Agent shall notify the New Bank, along with Company, of the Effective Date. The New Bank shall deliver herewith to the Agent administrative details with respect to the funding and distribution of Advances (and Letters of Credit) as requested by Agent.

         Terms defined in the Credit Agreement and not otherwise defined herein shall have their defined meanings when used herein.

         IN WITNESS WHEREOF, the undersigned has caused this New Bank Addendum to be executed and delivered by a duly authorized officer on the date first above written.


                                        [INSERT NAME OF BANK]



                                        By______________________________
                                          Title:


Accepted this _______________ day of

VALASSIS COMMUNICATIONS, INC.



By______________________________________
   Title:


Accepted this _______________ day of

_____________________________, ________.



COMERICA BANK, as Agent



By______________________________________
  Title:

                                   EXHIBIT "J"

                               FORM OF ASSIGNMENT


                                                           Date:_______________

To:      VALASSIS COMMUNICATIONS, INC.

                  and

         COMERICA BANK ("Agent")

Re: Valassis Communications, Inc. Credit Agreement dated as of November 16, 1998 (as amended or otherwise modified from time to time, the "Credit Agreement"), among Valassis Communications, Inc. ("Company"), Comerica Bank in its capacity as agent for the Banks ("Agent") and certain Banks

Ladies and Gentlemen:

         Reference is made to Sections 14.9(c), (d) and (e) of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.

         This Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert assignor Bank] (the "Assignor") to [insert proposed assignee] (the "Assignee"), and the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the "Effective Date" (as hereafter defined) that undivided interest in each of Assignor's rights and obligations under the Credit Agreement and the other Loan Documents equal to_____ % of the Revolving Credit (and participations in any outstanding Letters of Credit) such that, after giving effect to the foregoing assignment and assumption, [and the other assignments by Assignor to____________ on the date hereof,] the Assignee's interest in the Revolving Credit (and participations in any outstanding Letters of Credit) shall be as set forth on the attached schedule.

         The Assignor hereby instructs the Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

         The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) is legally authorized to enter into this Assignment Agreement; (b) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to Company without the intervention of the Agent, the Assignor or any other Bank; and (c) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Agent, nor the Assignor has made any representations or warranties about the creditworthiness of any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

         Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 14.8(c) of the Credit Agreement.

         Assignor represents and warrants, as of the Effective Date, that it is the legal and beneficial owner of the interest being assigned and delegated by it hereunder and that such interest is free and clear of any pledge, encumbrance or other adverse claim or interest created by Assignor.

         Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

         (a) the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor's obligations thereunder to the extent of the Assignee's Percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

         (b) the Assignor's obligations under the Credit Agreement and the other Loan Documents shall be reduced by the percentage assigned to Assignee referred to in the second paragraph of this Assignment Agreement.

         As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

         (1) the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

         (2) the payment to the Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Credit Agreement;

         (3) the payment to the Agent of the $3,500 processing fee referred to in Section 14.8(d) (ii) of the Credit Agreement; and

         (4)      all other restrictions and items noted in Sections 14.8(c) and
                  (d) of the Credit Agreement have been completed.

         Following the execution and delivery of this Assignment Agreement by the Assignor and Assignee to the Agent, Agent shall notify the Assignor and the Assignee, along with Company, of the Effective Date.

         On the Effective Date the Assignee shall pay to the Assignor the amount agreed upon with respect to the outstanding principal amount of the outstanding Advances of the Revolving Credit owed to Assignor by Company under the Credit Agreement in respect of the interest being assigned hereby.

         The Assignee hereby advises each of you that an administrative detail with respect to the assigned loans has been filed with the Agent.

         The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 14.14 of the Credit Agreement, and other forms reasonably requested by the Agent. The Assignor has delivered to the Agent (or is delivering to Agent concurrently herewith), the original of each Note (if any issued) held by the Assignor under the Credit Agreement.

         Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

                                   [ASSIGNOR]



                                   By:___________________________

                                   Its:__________________________

                                   [ASSIGNEE]

                                   By:______________________________


                                   Its:_____________________________






ACCEPTED AND CONSENTED TO
this ______ day of _____________, _____

COMERICA BANK, Agent


By:__________________________________


Its:_________________________________




VALASSIS COMMUNICATIONS, INC.



By:__________________________________


Its:_________________________________


[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

                                  SCHEDULE 1.1


                      APPLICABLE FEE PERCENTAGE AND MARGIN
                          VALASSIS COMMUNICATIONS, INC.
                      (expressed as basis points per annum)


------------------------------------------------------------------------------------------------------------

      Basis for Pricing                 LEVEL I        LEVEL II         LEVEL III          LEVEL IV
------------------------------------------------------------------------------------------------------------

Funded Debt to                            <1.50 to 1    >1.50 to 1 but    >2.00 to 1 but      >2.50 to 1
                                                        -                 -                   -
EBITDA Ratio                                              <2.00 to 1        <2.50 to 1            <
------------------------------------------------------------------------------------------------------------

Facility Fee                                 15.00           22.50            25.00             27.50
------------------------------------------------------------------------------------------------------------

Eurocurrency Margin                          52.50           60.00            72.50             87.50

ALL IN DRAWN COST                            67.50           82.50            97.50             115.00

Letter of Credit Fee                         52.50           60.00            72.50             87.50
------------------------------------------------------------------------------------------------------------


[Level III shall be the applicable Level until delivery of the 1998 fiscal year audited financial statements required under Section 8.3(b).]

                                  SCHEDULE 1.2

                        ADDITIONAL PERMITTED ENCUMBRANCES



1. Liens referenced in Schedule 1.2(A) hereto relating to the Livonia, Michigan property owned by Company.

2. Liens referenced in Schedule 1.2(B) hereto relating to the Wichita, Kansas property owned by Company.

3. Liens referenced in Schedule 1.2(C) hereto relating to the Durham, North Carolina property owned by Company.

4. Liens on the equipment subject to the equipment leases listed as Item 1 on Schedule 9.4 hereof.

5. Purchase Money Liens on equipment purchased by Company listed as item 2 on Schedule 9.4 hereof.

6. Liens on deposits for equipment purchases relating to equipment ordered by Company but not yet delivered, not exceeding $3 million in the aggregate amount.

                                 SCHEDULE 1.2(A)

                      PERMITTED TITLE EXCEPTIONS - MICHIGAN


1. Dower Interest of the wife of George F. Valassis who as a married man conveyed subject property to Company in certain deed recorded in Liber 23039, Page 484, Wayne County Records.

2. Pole Line Permit in favor of the Detroit Edison Company, to construct, operate and maintain its lines over subject property as disclosed in instrument recorded in Liber 11252, Page 550, Wayne County Records,

3. Easement over the southerly 10 feet of subject property in favor of Consumers Power Company as recorded in Liber 17406, Page 324, Wayne County Records.

4. Easement in favor of the Detroit Edison Company and Michigan Bell Telephone Company, as recorded in Liber 15598, Page 538, and in Liber 16298, Page 688, Wayne County Records.

5. Easement in favor of the Detroit Edison Company and Michigan Bell Telephone Company as recorded in Liber 15598, Page 539, Wayne County Records.

6. Easement in favor of the Detroit Edison Company and Michigan Bell Telephone Company, as recorded in Liber 16298, Page 1685, Wayne County Records.

7. Easement in favor of the City of Livonia for water main over the west 20 feet of subject property, as recorded in Liber 18318, Page 555, and in Liber 18318, Page 557, Wayne County Records.

8. Easement in favor of the City of Livonia for storm and sanitary sewer as recorded in Liber 18318, Page 46, Wayne County Records.

9. Exclusive Easement in favor of Michigan Bell Telephone Company, dated July 31, 1984 as recorded in Liber 22112, Pace 287, Wayne County Records.

10. Building and use restrictions contained in instrument recorded in Liber 6996, Page 607, as to the east 165 feet of subject property.

11. Easement in favor of the City of Livonia for sanitary sewer as recorded in Liber 21337, Page 178, Wayne County Records,

12. State of facts shown on a survey by William G. Carlsen, dated February 22, 1992, for Valassis Inserts, Inc.
                                 SCHEDULE 1.2(B)

                       PERMITTED TITLE EXCEPTIONS - KANSAS


1. In respect of the leasehold estate under the lease affecting premises known as Lot 1 (except the north 337.446 feet thereof), Block 1, Tobin Second Addition to Wichita, Sedgwick County, Kansas (the "City Lease"), subject to (i) the full fee simple interest of the fee owner thereof to the extent set forth in the City Lease, (ii) the terms of the City Lease, and (iii) matters to which the City Lease is subject.

2. Drainage and utility easement as shown on and established by the recorded plat of said subdivision.

3. Drainage and utility easement as shown on and established by the recorded plat of said subdivision.

4. Access controls to 37th Street North and Toben Street, as shown on and established by the recorded plat of said first subdivision.

5. Access controls to Toben Street as established by instrument filed on Film 668, Page 619.

6. Buildings setback lines, utility easements, drainage easements and access controls as shown on Lot Split filed on Film 686, Page 1157.

7. Utility easement granted to City of Wichita on Film 705, Page 318, over a portion of subject property.

8. Affidavit by Kansas Gas & Electric Company employee claiming right of way, filed on Film 724, Page 1573.

9. Navigational easement for navigable airspace as established by instrument filed on Film 660, Page 1112.

10. Covenants and restrictions contained on Film 660, Page 1097; and on Film 193, Page 1306.

11. State of facts shown on survey by March A. Savoy, dated February 27, 1992, entitled Valassis Inserts - Wichita.

12. Building setback lines as shown on the recorded plat of said subdivision.

                                 SCHEDULE 1.2(C)

                   PERMITTED TITLE EXCEPTIONS - NORTH CAROLINA


1. Restrictive covenants and easements contained therein, filed for record in Book 1112, Page 249, amended in Book 1265, Page 224; Book 1308, Page 278 and Book 1382, Page 395, Durham County Registry.

2. Declaration of Easements recorded in Book 1112, Page 245, Durham County Registry.

3. Easements, setback lines and any other facts shown on Plats recorded in Plat Book 102, Page 169 and Plat Book 113, Page 18, Durham County Registry.

4. UCC Financing Statement between T.C. Lane Publishing Co. and Harrnon Associates Corporation, filed July 31, 1989 at 11:00 A.M., in FS No. 2798, as amended on March 5, 1990 at 11:05 A.M. in Book 89, Page 2798, Durham County Registry.

5. State of facts shown on a survey by Robert W. Young, dated March 2, 1992, entitled Valassis Inserts, Inc.

6. Railroad right of way to Durham and Southern Railway crossing the insured land and rights of the railroad company in and to the ties, rails and other properties constituting said railroad or in and to the use thereof: and rights of others entitled thereto in and to the use of said right of way.

7. Rights of others entitled thereto in and to the wet weather drainage swale as shown on survey prepared by Robert Wright Young, R.L.S., dated February 16, 1992.

8. Storm drain pipes, inlets, sanitary sewer lines, water lines, water valves, manholes and telephone box as shown on survey prepared by February 16, 1992.

                                  SCHEDULE 7.4

                    CAPITAL STOCK, SHAREHOLDERS, SUBSIDIARIES

(a)      Wholly-Owned Subsidiaries of Company

--------------------------------------------------------------------------------------------------------------------

                                                                                Outstanding
             Subsidiary                   Authorized        Issued Shares          Shares              Owner
--------------------------------------------------------------------------------------------------------------------
VCI Properties, Inc.                         1000                100                100               Company
--------------------------------------------------------------------------------------------------------------------
VCI Enterprises, Inc.                        1000                100                100               Company
--------------------------------------------------------------------------------------------------------------------
Valassis International, Inc.                 1000               1000                1000              Company
--------------------------------------------------------------------------------------------------------------------

Destination Marketing Group                  1000               1000                1000              Company
--------------------------------------------------------------------------------------------------------------------
Bluestreak, Inc. f/k/a Songbird,             1000               1000                1000              Company
Inc.
--------------------------------------------------------------------------------------------------------------------

Promotion Watch, Inc                         1000               1000                1000              Company
--------------------------------------------------------------------------------------------------------------------

(b)      Other Subsidiaries

--------------------------------------------------------------------------------------------------------------------
                                                                                Outstanding
             Subsidiary                   Authorized        Issued Shares          Shares              Owner
--------------------------------------------------------------------------------------------------------------------
Valassis of Canada Inc.                   Unlimited              110                110               Valassis
                                                                                                   International
--------------------------------------------------------------------------------------------------------------------
VCI Fulfillment, S.A. de C.V.                1000               1000                1000              Valassis
                                                                                                   International
--------------------------------------------------------------------------------------------------------------------
Adhome Inc.                               Unlimited              100                100             Valassis of
                                                                                                  Canada (owns 75%
                                                                                                     of shares)
--------------------------------------------------------------------------------------------------------------------

(a) There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Company or any Subsidiary of any shares of capital stock, membership interests or other securities of Company or any Subsidiary, except:

         Stock options granted to employees and directors of the Company.

                                  SCHEDULE 7.5


                                 JOINT VENTURES


--------------------------------------------------------------------------------------------------------------------

                                                                           Percentage
        Name                Form of Entity        Type of Interest          Interest                Owner
--------------------------------------------------------------------------------------------------------------------
                                                                                                 Valassis of
   Geomedia, Inc.             Corporation              Shares                  25%               Canada Inc.
--------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 7.9


                         COMPLIANCE WITH LAWS/LITIGATION

None.

                                  SCHEDULE 7.11


                                   LITIGATION


None.

                                  SCHEDULE 7.15


                   PENSION PLANS SUBJECT TO TITLE IV OF ERISA


None.

                                  SCHEDULE 7.17


                              ENVIRONMENTAL MATTERS



None.

                                  SCHEDULE 7.18


                             CONTINGENT OBLIGATIONS
                      (NOT DISCLOSED BY OR RESERVED AGAINST
                      IN SEPTEMBER 30, 1998 BALANCE SHEETS)



None.

                                  SCHEDULE 9.4


                                  EXISTING DEBT



1. Existing equipment leases entered into by Company and its Subsidiaries in the ordinary course of business.

2. Existing purchase money Debt of the Company and its Subsidiaries incurred in connection with the purchase of equipment in the ordinary course of business.

3.       (a)      Letter of Credit number 517232 issued by Comerica Bank Detroit in favor of the Company for the benefit of Vanderbilt
                  Association New York Partnerships in the amount of $50,000, expiring December 31, 1998, relating to the VCI Properties,
                  Inc. lease of office space in New York, and any renewals thereof.

         (b) Letter of Credit number 515380 issued by Comerica Bank Detroit in favor of Bureau of Workers' Disability Compensation (Michigan) in the amount of $400,000 expiring July 31, 1999, and any renewals thereof.

         (c) Letter of Credit number 527470 issued by Comerica Bank Detroit in favor of Jaed Limited Partnership in the amount of $690,000 expiring September 1, 1999, and any renewals thereof.

         (d) Letter of Credit number 528828 issued by Comerica Bank Detroit in favor of the Company for the benefit of Bank of Nova Scotia, Atlanta, Georgia, in the amount of $1,706,594 expiring December 31, 1998, and any renewals thereof.

                                  SCHEDULE 9.8


                             ADDITIONAL INVESTMENTS


None.